                                                                    EXHIBIT b(7)


                                   Report To
                The Special Committee of the Board of Directors
                                      of
             Imperial Credit Commercial Mortgage Investment Corp.
                              September 13, 1999


     This analysis has been prepared solely for the purpose of providing a report at the direction of the Special Committee (the "Special Committee") of the Board of Directors of Imperial Credit Commercial Mortgage Investment Corp. (the "Company"). Such analysis shall not be construed as and does not represent an opinion by Robert A. Stanger & Co., Inc. ("Stanger") regarding the fairness of any transaction. This memorandum contains confidential and proprietary information which has not been made public and is being delivered at the direction of the Special Committee with the express understanding that such information will not be divulged to anyone except persons in the recipients organization who have a need to know for purposes of this assignment. This analysis and the contemporaneous meeting associated therewith is pursuant to the agreement between Stanger and the Company. The recipient hereof acknowledges that Robert A. Stanger & Co., Inc. and its representatives are not attorneys and no analysis herein shall be construed as legal advice in any way.

                                   Report to
                The Special Committee of the Board of Directors
                                      of
             Imperial Credit Commercial Mortgage Investment Corp.

                               Table of Contents

                                                                                Exhibit
                                                                                -------
Background on Robert A. Stanger & Co...........................................       1
Chronology of Events...........................................................       2
Scope of Assignment............................................................       3
Overview of Review Conducted by Stanger........................................       4
Persons Interviewed............................................................       5
Review of Terms of Management Agreement........................................       6
Review of Selected IPO Prospectus Disclosure Regarding Management Agreement....       7
Review of Company Guidelines...................................................       8
Review of Comparative Balance Sheets of the Company............................       9
Review of Fees Charged by Management Company 1998-1999.........................      10
Review of Terms of Comparable Management Agreements............................      11
Review of Fees Charged by Comparable Management Companies......................      12
Observations Regarding Fees Charged............................................      13
Review of Mortgage REIT Industry Performance...................................      14
Review of Management Company Financial Performance.............................      15
Review of Value Ascribed to Management Agreement in Offers for the Company.....      16
Review of Merger Agreement.....................................................      17
Review of Memorandum of Wachtel, Lipton, Rosen & Katz..........................      18
Review of Pending Starwood Transaction.........................................      19
Review of Comparable Transaction Multiples.....................................      20
Summary of Valuation Issue Observations........................................      21
Valuation Ranges...............................................................      22
Review of Other Selected Transactions..........................................      23
Other Observations.............................................................      24
Management Agreement...........................................................      25
Guidelines.....................................................................      26
Wachtel, Lipton, Rosen & Katz Memorandum dated August 26, 1999.................      27
Engagement Agreement...........................................................      28
Firm Brochure..................................................................      29

                                                                       EXHIBIT 1


                  Background on Robert A. Stanger & Co., Inc.



Founded                        1978

Financial Advisory Services    More than $20 Billion in merger, acquisition and
                               consolidation transactions during the last seven years.

Real Estate Appraisals         More than $2 Billion annually for all asset
                               types, including apartments, retail, office, industrial and self storage.

Securities Valuations          More than $50 Billion annually for major New York
                               Stock Exchange Member Firms, banks and trust companies.

Publications                   The Stanger Report

Litigation Support             Experts in partnership and real estate securities
                               litigation.

Active Participants in         Partnership Valuation Sub-Committee
  Industry Undertakings        Roll-UP Sub-Committee
                               Regulatory Initiatives Sub-Committee

                                                                       EXHIBIT 2

                             Chronology of Events


Initial Contact by Representatives of the Company           July 28, 1999

Stanger Meets with Representative of the Special
   Committee and Prudential Securities in Los Angeles       August 9, 1999

Stanger and Prudential Securities Meet with Mark Karlan     August 9, 1999

Stanger Meets with Wayne Snavely, Kevin Villani
   and Irwin Gubman                                         August 10, 1999

Stanger and Prudential Securities Meet with
   Representatives of the Management Company                August 10, 1999

Stanger Engagement Agreement Signed by Representative
   of the Special Committee                                 August 13, 1999

Stanger Commences Review of Information Provided
   by the Company and Commences Assignment                  August 16, 1999

Stanger Participates in Telephonic Meeting with             August 30, 1999
   Representatives of the Special Committee,
   Prudential Securities and Wachtel Lipton

Stanger Delivers Preliminary Report to Special Committee,   August 31, 1999
   Prudential Securities and Wachtel Lipton

Stanger Participates in Telephonic Meeting with Special     September 2, 1999
   Committee Prudential Securities and Wachtel Lipton

Stanger Conducts Telephonic Interviews with                 Week ended September
   Representatives of Friedman, Billings,                   11, 1999
   Ramsey & Co., Inc. and Sonnenschein Nath & Rosenthal and Representatives of the Special Committee and Prudential Securities. Stanger finalizes report.

Stanger Delivers Final Report to Special Committee          September 13, 1999

                                                                       EXHIBIT 3



                              Scope of Assignment



 .    Pursuant to agreement dated August 13, 1999.

 .    "Stanger shall render an appraisal report, which is contemplated by the
     Merger Agreement (the "Report"), estimating the value of the Management Agreement Amount pursuant to the Management Agreement." ((S)1, paragraph 1) The Management Agreement Amount is defined as: "the value of the termination fee, if any, that would be payable to the Management Company pursuant to Section 15 of the Management Agreement if the Management Agreement was not renewed by the Company and terminated on October 22, 1999." (whereas clause 7)

 .    "The Company and the Special Committee understand that, in undertaking this
     Agreement and preparing the Report, Stanger may be called upon to make certain assumptions regarding the interpretation of certain terms of the Management Agreement and other agreements. The Company and the Special Committee acknowledge that the assumptions made by Stanger in its review and interpretation of such agreements may affect the Management Agreement Amount value conclusion reached in its report, and that Stanger is authorized to provide its estimate of value based upon such assumptions." ((S)1, paragraph 2)

 .    "Stanger agrees to render one or more presentations to the Special
     Committee with respect to the status of Stanger's Analysis and the preparation of the report." ((S)1, paragraph 4)

 .    "Stanger agrees that, upon request of the Special Committee, Stanger's representatives shall meet with certain experts representing Imperial Credit with respect to: (i) such experts' analysis and valuation of the Management Agreement Amount; and (ii) Stanger's Analysis and the Report, at such times and places as shall be mutually agreeable to the Special Committee and Stanger. ((S)1, paragraph 4)

                                                                       EXHIBIT 4


                    Overview of Review Completed By Stanger


     Interview of Representatives of Prudential Securities, Inc.
     (financial advisor to the Special Committee) and Representatives of the Special Committee

     Interview of Key Personnel of Management Company and Imperial Credit

     Interview of Former Employee of Imperial Credit

     Review of Prospectus for Initial Public Offering

     Review of Management Agreement

     Review of Company Guidelines

     Review of Comparative Balance Sheet of the Company

     Review of Fees Charged

     Review of Comparable Management Agreements

     Review of Mortgage REIT Industry Performance

     Review of Management Company Financial Performance

     Review of Prior Offers Including Management Contract

     Review of Merger Agreement

     Review of Comparable Transactions

     Review of Value Ranges

     Review of Wachtel Lipton Memorandum

     Review of Other Transactions

                                                                       EXHIBIT 5

                              Persons Interviewed


Prudential Securities, Inc. (Financial Advisor to the Special Committee)
     Jeff Crossland, Managing Director
     Dennis Lee, Vice President

Members of the Special Committee
     Joseph Jaconi, Jr., Chairman
     Kenneth Munkacy, Vice Chairman
     Dr. Patric Hendershott, Member

Wachtel, Lipton, Rosen & Katz (Legal Advisor to the Special Committee)
     Douglas C. Freeman

Imperial Credit Commercial Asset Management Corporation (the "Manager")
     Mark S. Karlan, President and Chief Executive Officer /(1)/
     Norbert Seifert, Senior Vice President and General Counsel /(2)/ Michael Meltzer, Chief Financial Officer /(3)/
     Gregory J. McIntosh, Senior Vice President /(4)/

Imperial Credit Industries, Inc.
     Wayne Snavley, Chairman of the Board and Chief Executive Officer /(5)/ Kevin Villani, Executive Vice President - Finance /(6)/
     Irwin Gubman, General Counsel

Other Persons Interviewed
     Joseph Parise
        (Former Managing Director and Senior Vice President of the Manager and Managing Director of Capital Markets and Structured Finance of Imperial Credit Industries, Inc.) /(7)/
     Andrew L. Weil
        (Sonnenschein Nath & Rosenthal - Counsel to the Company)
     Jim Neuhauser
     (Friedman, Billings, Ramsey & Co., Inc. - Dealer Manager for the Company's
     IPO)

________________

     /(1)/    Mr. Karlan is also President of the Company.
     /(2)/    Mr. Seifert is also Senior Vice President of the Company.
     /(3)/    Mr. Meltzer is also Chief Financial Officer of the Company.
     /(4)/    Mr. McIntosh is also Senior Vice President of the Company.
     /(5)/    Mr. Snavley is also Chairman of the Board of the Manager and the
              Company.
     /(6)/    Mr. Villani is also Vice Chairman of the Board of Directors of the
              Manager and the Company.
     /(7)/    Mr. Parise was interviewed at the request of Mr. Kenneth Munkacy.

                                                                       EXHIBIT 6
                                                                     Page 1 of 3

                    Review of Terms of Management Agreement


Initial Term:                     Until October 22, 1999 ((S)13)
Renewals:                         1 year ((S)13)
Cancellation:                     Upon 60-days notice, after
                                  October 22, 1999 ((S)13)

Base Fee:
     Basis: Average Invested Assets ((S)8(a)) (average daily book value of total assets plus non-cash reserves)

     Fee on Basis:                1% up to $1 Billion        ((S)8(a))
                                  .75% on Next $250 million  ((S)8(a))
                                  .50% thereafter            ((S)8(a))

Incentive Fee:
     Basis:                       Adjusted FFO (FFO adjusted
                                  for gains and losses ((S)8(b))
     Percentage:                  25% ((S)8(b))
     Target Hurdle:               Ten-Year Treasury plus 4%
                                  on weighted average IPO price
                                  and secondary offering price ((S)8(b))

Expense Reimbursement:
     Due Diligence:               Yes ((S)8(d))
     Personnel:                   No /(1)/
     General & Administrative:    Yes /(1)/

Termination Provisions:
     Appraisal Required:          Yes ((S)15)
     Remaining Term Specified:    No ((S)15)
     Due Upon:                    Termination without cause
                                  or declining to renew ((S)15)

Fee Adjustments:                  None included in Management Agreement /(2)/

Other IPO Consideration:
     Stock Options
          Shares                  10% of shares issued in IPO ((S)8e)
          Term                    10 years ((S)8e)
          Vesting                 3 years ((S)8e)

                                                                       EXHIBIT 6
                                                                     Page 3 of 3

              Review of Terms of Management Agreement (continued)


Other Observations Regarding the Management Agreement and Related Disclosures:

1.   Manager is under the supervision of the Company's Board of Directors.
     ((S)2(a))

2. Manager, upon request of the Board of Directors of the Company, will invest or reinvest money in accordance with the Guidelines. ((S)2(a)(xi))

3. The Manager shall take such other action as may be directed by the Board of Directors. ((S)7(a))

4. Absent written direction from the Board of Directors, the Manager shall use reasonable efforts to comply with the Guidelines, as they may be revised from time to time. ((S)7(c))

5. Capitalized terms not defined in the Management Agreement shall have the meaning ascribed to them on the IPO Prospectus. ((S)1)

6. Guidelines are defined in the IPO Prospectus as "guidelines that set forth general parameters for the Company's investments and borrowing. (IPO Prospectus, page 154)

7. The Guidelines may be changed by the Board of Directors without a vote of the Stockholders. (IPO Prospectus, page 28)

                                                                       EXHIBIT 6
                                                                     Page 2 of 3

              Review of Terms of Management Agreement (continued)


(1) Section 9 of the Management Agreement states that, "The Company or any Subsidiary shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf." No specific reference to payroll or general and administrative expenses is contained in
     Section 9. As a matter of policy, the Manager has not billed the Company for payroll but has billed the Company for other general and administrative expenses.

(2) Although the IPO Prospectus states that, "The Board of Directors may adjust the management fee in the future, if necessary, to align the fee more closely with the cost of such services," (IPO Prospectus, page 45), there is no provision relating to such matter in the Management Agreement and no reference to a requirement by the Management Company to consent to such an adjustment. Furthermore, the IPO Prospectus states in part that, "the base management fee is intended to compensate the Manager, among other things, for its costs in providing management services to the company," (IPO Prospectus, page 45). No such reference was identified in the Management Agreement.

                                                                       EXHIBIT 7
                                                                     Page 1 of 2
                 Selected IPO Prospectus Disclosure Regarding
                           The Management Agreement


1. "The Management Agreement has been approved by all of the Independent Directors." (Page 6, (P)1)

2. "The Board of Directors may adjust the base management fee in the future, if necessary, to align the fee more closely with the actual costs of such services." (Prospectus page 6,(P)3 and page 45, (P)4)

3. "The renewal of the Management Agreement after the initial two-year term will require the affirmative vote of a majority of the Independent Directors, and a majority of the Independent Directors may terminate the Management Agreement at any time after two years upon 60 days' notice. However, the Company will be required to pay a termination fee to the Manager upon any termination (or non-renewal) of the Management Agreement without cause. The termination fee will be determined by independent appraisal." "This requirement may affect adversely the Company's ability to terminate the Manager without cause." (Prospectus page 10, (P)3)

4. "The Company may terminate, or decline to renew the term of, the Management Agreement without cause at any time after the first two years upon 60 days' written notice by a majority vote of the Independent Directors; provided that the Company shall pay a termination fee determined by independent appraisal." (Prospectus page 43, (P)5)

5. "In addition, the Company has the right at any time during the term of the Management Agreement to terminate the Management Agreement without the payment of any termination fee upon, among other things, material breach by the Manager of any provision contained in the Management Agreement that remains uncured at the end of the applicable cure period (including the failure of the Manager to use reasonable efforts to comply with the Guidelines)." (Prospectus page 44, (P)2)

6. "The base management fee is intended to compensate the Manager, among other things, for its costs in providing management services to the Company." (Prospectus page 45, (P)4)

7. "The Manager is expected to use the proceeds from its base management fee and incentive compensation in part to pay to its officers and employees who, notwithstanding that certain of them also are officers of the Company, will receive no cash compensation directly from the Company." (Prospectus page 46, (P)3)

                                                                       EXHIBIT 7
                                                                     Page 2 of 2
                 Selected IPO Prospectus Disclosure Regarding
                     The Management Agreement (continued)


8. "The Company does not expect to employ full-time personnel. Instead, it expects to rely on the facilities, personnel and resources of the Manager to conduct its operations. The Manager will be reimbursed for (or charge the Company directly for) the Manager's costs and expenses in employing third parties to perform due diligence tasks on assets purchased or considered for purchase by the Company." (Prospectus page 46, (P)4)

9. "Subject to the distribution requirements referred to in the immediately preceding paragraph, ICCMIC intends, to the extent practical, to invest substantially all principal from repayments, sales and refinancing of the Company's assets in Mortgage Loan, MBS Interests and other types of assets discussed above. ICCMIC may, however, under certain circumstances, make a distribution of principal. Such distributions, if any, will be made at the discretion of the Board of Directors." (Prospectus page 54, (P)2)

                                                                       EXHIBIT 8
                                                                     Page 1 of 5
                         Review of Company Guidelines


I.   Preface

     The Company's affairs are managed by Imperial Credit Commercial Asset Management Corporation (the "Manager') pursuant to a Management Agreement between the Company and the Manager, subject at all times to the supervision of the Board of Directors of the Company (the "Board") and the investment policies and guidelines herein set forth (these "Policies and Guidelines").

II.  Fundamental Policies are enumerated in the following categories:

     A.   Compliance with Laws

     B.   Review and Revision of These Policies

          "The Company expects that the Independent Directors will review these Policies and Guidelines annually. The Company anticipates that, in conducting their review, the Independent Directors will rely primarily on information to be requested by the Company from, and provided to them by, the Manager."

     C.   Delegation of Authority to the Manager

          "The Company will delegate to the Manager the responsibility for making the day-to-day decisions, including investment decisions, of the Company."

          "In addition, the Manager may consider, among other factors, whether the acquisition of that asset will enhance the Company's ability to achieve or exceed the Company's risk adjusted target rate of return, if any, established for the relevant time period by the Board, whether the asset is well suited for the Company and whether the Company is financially able to take advantage of the investment opportunity presented thereby."

     D. Approval of Initial Investments; Acquisitions of Assets from Imperial Credit or its Affiliates

          "A majority of the Independent Directors approved the purchase of the Initial Investments at a Board meeting duly called and held on September 27, 1997 and certain officers of the Company were authorized to negotiate the final terms of the purchase."

          "The Company's policy is not to acquire any assets from the Manager directly without the prior written approval of the Independent Directors."

                                                                       EXHIBIT 8
                                                                     Page 2 of 5
                   Review of Company Guidelines (continued)


     E.   Servicing of Loans; Monitoring Policies

          "The Company, on consultation with the Manager, may establish criteria for the evaluation and engagement of servicers to service pools of Mortgage Loans acquired by the Company."

III. Investment Policy Generally

     "The Company's policy is to invest primarily in Real Estate Related Assets with a view to maximizing income for distribution to stockholders, consistent with levels of risk that are perceived by the Company to be acceptable."

     "The Company will not invest an amount that is more than 10% of its equity capital in any single assets, or in one or more loans to any single borrower, without the prior approval of the Board."

IV.  Investments in Real Estate Related Assets

     A.   Performing Loans

          "The Company will be permitted to acquire performing commercial and multi-family Term Loans that are consistent with the Company's underwriting criteria, if any, established and modified from time to time. The Company expects that it will invest a substantial portion of its assets in performing commercial and multi-family Term Loans originated by financial institutions in the business of originating such Term Loans, and that it generally will hold those Term Loans in
                           ---------------------------------------------------
          its portfolio of assets on a long-term basis (although they may be
          --------------------------------------------
          pledged as collateral for the Company's indebtedness)."

     B.   Construction Loans and Mezzanine Loans

          "The Company will be permitted to provide construction or rehabilitation financing for commercial properties (each such financing is referred to as a construction loan)."

          "In addition, the Company will be permitted to provide Mezzanine Loans to owners of multi-family and commercial properties if those properties are encumbered by first liens, mortgages, deeds of trust or deeds to secure debt, but only if the Company's Mezzanine Loans are to be secured by junior liens on the subject properties or otherwise secured (e.g., by partnership interests or other ownership interests in the borrowing entity), but only if the Company's investments in such Mezzanine Loans would not cause the Company to fail to qualify for REIT status."

                                                                       EXHIBIT 8
                                                                     Page 3 of 5
                   Review of Company Guidelines (continued)


     C.   Distressed Mortgage Loans

          "The Company will be permitted to acquire Distressed Mortgage Loans, including Sub-Performing Mortgage Loans and Non-Performing Mortgage Loans."

     D.   MBS Interests

          "The Company will be permitted to acquire rated and unrated classes of mortgage backed securities, whether investment grade or non-investment grade ("MBS Interests').

          "The Company's policy is to maintain a relationship with Imperial Credit and SPB in which the Company will be a ready, willing and able purchaser of MBS Interests that may be sold from time to time by Imperial Credit or SPB."

     E.   Real Properties

          "The Company will be permitted to acquire multi-family and commercial Real Properties at prices that are fair to the Company and that meet the Company's investment criteria."

          "The Company's policy generally is to hold each Real Property in its
           -------------------------------------------------------------------
          portfolio for more than four years and fewer than ten years, although
          -----------------------------------------------------------
          the period during which the Company will hold each Real Property can be expected to vary considerably from asset to asset."

          "If the Company acquires a Real Property with the intent to own it for more than four years, but an opportunity arises to sell on terms favorable to the Company earlier than four years after its acquisition, the Company's policy is to consider strategies that may enable it to reduce adverse tax consequences to the Company and its stockholders that might arise from such a sale."

     F.   Distressed Real Property

          "The Company will be permitted to acquire Distressed Real Property, including REO Property."

                                                                       EXHIBIT 8
                                                                     Page 4 of 5
                   Review of Company Guidelines (continued)

     G.   Sale Leaseback Properties

          "The Company will be permitted to acquire Real Property in sale-leaseback transactions in which the Company would acquire Real Property (either a fee or leasehold estate, and either improved or unimproved) and simultaneously lease that Real Property back to the seller under a long-term lease, generally a triple net lease..."

     H.   Foreign Mortgage Loans & Real Properties

          "The Company will be permitted to acquire Real Property located outside the United States and Mortgage Loans secured by foreign Real
          Properties...."

          "The Company's policy is to limit its acquisitions of foreign Real Properties and Mortgage Loans secured by foreign Real Properties to no more than 20% of the Company's portfolio of assets..."

     I.   Real Properties with Known Environmental Problems

          "The Company will be permitted to acquire Real Properties with known material environmental problems and Mortgage Loans secured by such
          Real Properties, including, for example gas stations...."

V.   Investments in Other Assets

     "The Company will be permitted to acquire assets other than Real Estate Related Assets if it determines that to do so would enable the Company to diversify its asset base and to exploit opportunities in the marketplace that otherwise would be available, but only if (i) not more than 20% of the Company's portfolio assets... including any cash or cash equivalent assets retained for liquidity purposes, are invested in such assets, and (ii) the Company determines that its status as a REIT and its exemption from regulation under the Investment Company Act would not be jeopardized by its acquisition of such assets."

VI.  Leverage Policy

     "The Company will be permitted to leverage its portfolio of assets through the issuance of CMO's, the use of reverse purchase agreements, borrowings under warehouse lines of credit and secured or unsecured bank credit facilities and other borrowings, including, without limitation, mortgage loans on Real Property owned by the Company."

     "The Company will be permitted to leverage its portfolio of Mortgage Loans
      -------------------------------------------------------------------------
     and certain other assets by secrutizing them, primarily though the
     ------------------------------------------------------------------
     issuance by the Company of CMOs or in private placement transactions."
     --------------------------------------------------------------------

                                                                       EXHIBIT 8
                                                                     Page 5 of 5
                   Review of Company Guidelines (continued)

     "The primary purpose for which the Company may leverage its assets is to increase its net income. The Company intends to achieve an increase in
                               ---------------------------------------------
     net income by borrowing funds at interest rates (inclusive of all direct
     ------------------------------------------------------------------------
     and indirect borrowing costs) that are lower than the net yields (after
     -----------------------------------------------------------------------
     subtracting all related direct and indirect expenses) at which the Company
     --------------------------------------------------------------------------
     may invest the net proceeds of these borrowings".
     -----------------------------------------------

     "At the present time, it is the Company's intention that, after a
      ----------------------------------------------------------------
     significant portion of the net proceeds of the Company's initial public
     -----------------------------------------------------------------------
     offering of its Common Stock has been invested or committed for investment,
     ---------------------------------------------------------------------------
     it will commence the process of leveraging its assets through borrowings in
     ---------------------------------------------------------------------------
     accordance with these Policies and Guidelines until the ratio of the
     --------------------------------------------------------------------
     Company's overall indebtedness to its assets is at a level determined by
     ------------------------------------------------------------------------
     the Company to be appropriate under the circumstances."
     -----------------------------------------------------

VII. Hedging Policy

     "The Company's policy is to attempt to mitigate risks through the use of hedging techniques."

                                                                       EXHIBIT 9

                   Review of Comparative Balance Sheet of the Company
                                 (amounts in thousands)

                                  3/98      6/98      9/98     12/98      3/99      6/99
                              --------  --------  --------  --------  --------  --------
Cash                          $ 24,339  $  5,169  $ 16,680  $ 23,398  $  9,944  $ 48,426
Repurchase Agreement                                                    18,071    68,190
Mortgage Loans                                                         293,101   286,407
Collateralizing Debt
Mortgage Loans                 414,967   533,881   579,920   556,648   220,843   134,389
Real Property                             84,453   108,271   107,663   105,691   104,282
Securities Available            64,925    64,916    60,074    57,671    55,910    54,553
for Sale
Accrued Interest                 4,305     5,749     5,974     6,410     4,447     3,245
Other Assets                     1,116     1,517     5,652     5,384     4,101     4,378
                              --------  --------  --------  --------  --------  --------
TOTAL ASSETS                  $509,652  $695,685  $776,571  $757,174  $712,108  $703,870
                              ========  ========  ========  ========  ========  ========
Dividends Payable                8,280     9,660     9,603     9,405     8,550     8,550
Borrowing                                                              245,381   238,559
Under CMO
Borrowing Under                          167,000   275,000   279,000
Secured Warehouse Facility
Borrowing Under                                     12,400
Repurchase Facility
Borrowing Under                                      3,573     3,557
Secured Bank Loan
Mortgage Loans Secured                    34,580    48,729    48,575    47,373    46,773
by Real Estate
Accrued Expense                 21,797     5,178     7,352     7,828     7,328     6,886
                              --------  --------  --------  --------  --------  --------
Total Liabilities               30,077   216,418   356,657   348,365   308,632   300,768
Total Stockholders Equity      479,575   479,267   419,914   408,809   403,476   403,102
                              --------  --------  --------  --------  --------  --------
Total Liabilities and         $509,652  $695,685  $776,571  $757,174  $712,108  $703,870
Stockholders Equity           ========  ========  ========  ========  ========  ========

Invested Assets Calculation:
Total Assets                   509,652   695,685   776,571   757,174   712,108   703,870
Allowance For                    1,727     1,827     5,027     8,027    11,127     9,950
Loan Losses
Accumulated Depreciation             0       242       962     1,755     2,512     3,337
                              --------  --------  --------  --------  --------  --------
Invested Assets               $511,379  $697,754  $782,560  $766,956  $725,747  $717,157
                              ========  ========  ========  ========  ========  ========

                                                                      EXHIBIT 10

                             Review of Fees Charged
                                  1998 - 1999
                             (amounts in thousands)


                                                                        For The Quarters Ended:
                                               -------------------------------------------------------------------------------
                                                 3/31/98    6/30/98    9/30/98    12/31/98         3/31/99             6/30/99
                                                --------   --------   --------   ---------   -------------       -------------
Invested Assets at End of Period /(1)/          $511,379   $697,754   $782,560   $ 766,956   $     725,747       $     717,157
                                                ========   ========   ========   =========   =============       =============
Base Management Fee                              1,200.0    1,365.0    1,818.0     1,936.0         1,867.0             1,796.0
Expense Reimbursement /(2)/
     Professional Fees                             150.0      375.0      343.0       694.0           752.0             1,205.0
     Stock Options                                                                    97.0
     Insurance                                      84.4       82.9       82.0        81.7            83.1                81.6
     Travel, Lodging                                32.4       58.3       78.5       123.0            54.8               105.5
     Occupancy Costs                                25.6       50.6       65.3        52.2            50.1                62.2
     Investor Relations                             58.5       30.0       77.3        30.3            26.4                42.6
     Depreciation                                   17.6       20.3       26.5        29.9            30.1                30.3
     Telephone                                      15.5       20.7       23.3        31.2            16.4                22.5
     Directors' Fees                                21.0       22.3       33.6        30.5            29.8               150.2
     Other (Rounded)                                93.0       35.9       41.5        77.2            62.0 /(3)/          58.2 /(4)/
                                                --------   --------   --------   ---------   -------------       -------------
Total Expense Reimbursement                        498.0      696.0      771.0     1,247.0         1,104.7             1,758.1
                                                --------   --------   --------   ---------   -------------       -------------
Incentive Fee                                                                                                             41.0
                                                --------   --------   --------   ---------   -------------       -------------
Total Fees and Expense Reimbursement /(5)/       1,698.0    2,061.0    2,589.0     3,183.0         2,971.7             3,595.1
                                                ========   ========   ========   =========   =============       =============
Annualized Fee as % of
     Invested Assets at End of Period               1.33%      1.18%      1.32%       1.66%           1.64%               2.01%
                                                ========   ========   ========   =========   =============       =============
Annualized Fee as % of Invested Assets at
 End of Period with Professional Fees
 Limited to $375,000 Maximum                       1.33%      1.18%      1.32%       1.49%           1.43%                1.54%
                                                ========   ========   ========   =========   =============       =============

_______________

    /(1)/  Per Exhibit 9.
    /(2)/ Per discussions with Mark Karlan, all expenses, except payroll, are charged to the Company pursuant to Section 9 of the Management Agreement.
    /(3)/  Excludes foreign exchange loss of $49.3.
    /(4)/  Excludes foreign exchange gain of $282.2.
    /(5)/  Reconciled to Quarterly financial statement.

------------------------------------------------------------------------------------------------------------------------------------
                                     Analysis of Comparable Management Agreements                                   Exhibit 11
                                     ---------------------------------------------
Company:                     Ocwen           Impac           Amer. Residential  Laser             APEX             Anworth
IPO Date:                    May 14, 1997    August 5,       October 28, 1997   November 26, 1997 December 3, 1997 March 2, 1998
                                             1997
Lead Underwriter:            FBR             PaineWebber     PaineWebber        Bear Stearns      Merrill Lynch    Advest
IPO Share Price              $16.00          $15.00          $15.00             $15.00            $15.00           $9.00
Gross IPO Raise              $240.0 mm       $82.5 mm        $97.5 mm           $225.0 mm         $100.5 mm        $20.25 mm
Leverage Estimate            Up to 80% (1)   85% - 88%       88% - 92%          90% - 94%         Up to 92%        89% - 92%
Sponsor/Affiliate            Ocwen FSB       IMH             N/A                N/A               TCW Group        Pacific Income
                                                                                                                   Advisors

Agreement Terms:
   Term:
      Initial                2 Year          5 Year          2 Year             5 Year            2 Year           5 Year
      Renewal Periods        1 Year          1 Year          1 Year             3 Year            1 Year           1 year
      Cancellation           60-Day notice   60-Day notice   60-Day notice(2)   60-Day notice     60-Day notice    60-Day notice
                                                                                                  (2)
   Base Fee:
     Basis:
     Total Assets            YES             NO              YES                NO                NO               NO
     Adjustments             Non-cash        N/A             Non-cash           N/A               N/A              N/A
                             reserves                        reserves; all
                                                             non-mgt. assets
     Total Equity            N/A             NO              NO                 YES               YES              YES
     Adjustments             N/A             N/A             N/A                M-T-M adjustment  Non-cash reserve None
                                                                                                  plus unsecured
                                                                                                  debt
    Fee On Basis:            1.00%           N/A             0.125% on          1.00% to $500 mm  0.75%            1.00% to $300
                                                             Agency             0.80% to $1 B                      0.80% over $30 mm
                                                             0.375% Other       0.60% over $1 B
    Incentive Fee:
     Adjusted FFO (4)        YES             NO              NO                 NO                NO               NO
     Percentage              25%             N/A             N/A                N/A               N/A              N/A
     Target                  10 Year T + 5%  N/A             N/A                N/A               N/A              N/A
                             on Offering
                             Price

     Net Income              NO              YES             YES                YES (5)           YES              YES
     Percentage              N/A             25%             25%                20%               30%              20%
     Target                  N/A             10 Year T +2%   10 Year T +2%      10 Year T +       10 Year T +      10 Year T +
                                             on Equity (7)   on Equity (8)      1% on Equity (9)  1% on Equity (7) 1% on Equity (7)
   Expense Reimbursement:
     Due Diligence           YES (10)        YES             YES                YES               YES              YES
     Other Personnel Costs   NO              YES             NO                 NO                NO               NO
     G&A                     NO              YES             NO                 NO                NO               NO
     Markups                 NO              15% (11)        NO                 NO                NO               NO
   Termination Fee:
     Appraisal Required      NO              YES             YES                YES               YES              YES
     Specified Term          LTM             None            Floor=3x LTM(12)   Continuous        Unlimited        Unlimited
                                                                                renewal (13)
   Fee Adjustments:
     Disclosed in IPO        YES             NO              NO                 YES               NO               NO
     Cost Alignment          YES             N/A             N/A                NO                N/A              N/A
     Manager's Consent       Undisclosed     N/A             N/A                Required          N/A              N/A
Other IPO Compensation
   Stock Options:
     Shares (15)             1,687,500 (16)  150,000 (17)    337,800            1,148,000 (18)    300,000          136,000 (17)

     Vesting                 4 Years         3 Years         4 Years            3-4 Years(18)     14 Months        3 Years
     % of Shares O/S         10.0%           2.3% (22)       4.2%               5.7%              4.5%             6.2%
  Founder's Shares:
     Shares                  None            1,694,000       1,614,000 (25)     6,000             None             None
                                             (24)
     Purchase Price          N/A             $8.86           $12.50             $2.50             N/A              N/A
Sponsor Interest Purchased    @ IPO
   Dollar Amount             $32.4 mm        None            None               $25.21 mm (28)    $7.5 mm (28)     None
                             (16)(26)(27)
   % Shares o/s              12.9%           N/A             N/A                8.4%              7.5%             N/A
   Lock-up                   120 Days - 2    N/A             N/A                1-2 Years (29)    180 Days         N/A
                             Years
------------------------------------------------------------------------------------------------------------------------------------

Company:                     Anthracite        Wilshire           Chastain         AMRESCO           Clarion
IPO Date:                    March 24, 1998    April 1, 1998      April 23, 1998   May 6, 1998       May 28, 1998

Lead Underwriter:            FBR               FBR                FBR              Prudential        Bear Stearns
IPO Share Price              $15.00            $16.00             $15.00           $15.00            $20.00
Gross IPO Raise              $300.0 mm         $160.0 mm          $110.7 mm        $135.0 mm         $80.0 mm
Leverage Estimate            77% - 80%         Not disclosed      Up to 92%        75%               Not Disclosed
Sponsor/Affiliate            Blackrock         Wilshire           Lend Lease       AMRESCO           Clarion Partners
                             (PNC Bank)        Financial                                             (f.k.a. Jones Lang
                                                                                                     Wooton)
Agreement Terms:
   Term:
      Initial                2 Year            2 Year             2 Year           2 Year            3 Year
      Renewal Periods        2 Year            1 Year             2 Year           1 Year            1 Year
      Cancellation           60-Day notice     60-Day notice (2)  60-Day notice    90-Day notice     60-Day notice
                             (2)                                                   (2)
   Base Fee:
     Basis:
     Total Assets            YES               YES                YES              YES               NO
     Adjustments             Non-cash          Non-cash reserves  Non-cash         Non-cash          N/A
                             reserves                             reserves, cash   reserves
                             and cash                             and CMO
     Total Equity            NO                NO                 NO               NO                YES
     Adjustments             N/A               N/A                N/A              N/A               M-T-M
                                                                                                     Adjustment

    Fee On Basis:            1.00% @ BB -      1.00% to $1 B      0.85% to $1 B    1.00% @ BBB       1.00%
                             0.75% BB- to BB+  0.75% to $1.5 B    (3)              0.50% # BB+
                             0.35% # BB+       0.50% over $1.5 B  0.75% to $1.25
                                                                  B
                                                                  0.50% over
                                                                  $1.25 B
    Incentive Fee:
     Adjusted FFO (4)        YES               YES                YES              YES               NO
     Percentage              25%               25%                25%              25%               N/A
     Target                  10 Year T +       10 Year T + 5%     10 Year T + 4%   10 Year T +       N/A
                             3.5%              on Offering Price  on Offering      3.5%
                             on Offering                          Price            on Offering
                             Price                                                 Price
     Net Income              NO                NO                 NO               NO                YES (6)
     Percentage              N/A               N/A                N/A              N/A               25%
     Target                  N/A               N/A                N/A              N/A               10 Year T + 2.5%
                                                                                                     on Offering Price
   Expense Reimbursement:
     Due Diligence           YES               YES (10)           YES              YES               YES
     Other Personnel Costs   NO                NO                 NO               NO                NO
     G&A                     NO                NO                 NO               NO                NO
     Markups                 NO                NO                 NO               NO                NO
   Termination Fee:
     Appraisal Required      YES               NO                 NO               NO                YES
     Specified Term          4 Years           LTM                LTM              LTM               Continuous renewal (13)

   Fee Adjustments:
     Disclosed in IPO        YES               NO (14)            YES              NO                YES
     Cost Alignment          YES               N/A                YES              N/A               NO
     Manager's Consent       Required          N/A                Required         N/A               Required
Other IPO Compensation
   Stock Options:
     Shares (15)             1,927,266 (19)    985,000            1,167,000        1,320,011         339,773
                                                                  (16)             (16)(20)
     Vesting                 6 Months (21)     4 Years            4 Years          4 Years           3 Years
     % of Shares O/S         9.0%              9.9%               13.0%            13.2%             6.8% (23)
  Founder's Shares:
     Shares                  None              None               $100             $100              None

     Purchase Price          N/A               N/A                $10              $10               N/A
Sponsor Interest Purchased
   Dollar Amount             $9.04 mm (26)     $19.78 mm (26)     $17.5 mm         $29.25 mm         $40.0 mm (28)
                                                                  (16)(26)         (16)(28)
   % Shares o/s              3.0%              13.3%              14.0%            19.5%             40% (23)
   Lock-up                   180 Days          180 Days - 2       2 Years (31)     180 Days -2       180 Days - 2 Years (33)
                                               Years (30)                          Years(32)

# = greater than
@ = less than

                                                                      EXHIBIT 11
                                                                     Page 2 of 3
                  ANALYSIS OF COMPARABLE MANAGEMENT CONTRACTS
                                  (continued)

FOOTNOTES:


(1) Leverage percentage on recourse debt only. Leverage on non-recourse, secured debt (including debt underlying securitization) is not disclosed.

(2)  Termination after initial term only.

(3)  During first year, fee is 1% on Basis, thereafter as described.

(4)  Adjusted FFO is FFO plus gain and minus losses on sale or restructure.

(5)  Net income less any capital gains/appreciation.

(6) Basis for calculation is taxable income less unrealized appreciation on assets with market quotes.

(7) Equity is defined as the sum of gross equity proceeds plus retained earnings less dividends declared. Does not include prior period losses.

(8) Equity defined as all gross offering proceeds plus retained earnings without taking into account prior period losses or valuation allowances.

(9)  Book Equity excluding any Mark-to-Market adjustments.

(10) Due Diligence costs include allocated salary.

(11) No mark-up on third party expenses. Minimum first three years' reimbursement to IMH affiliate is $500,000 per year.

(12) To be appraised without regard to termination. Floor is on gross management fees.

(13) Agreement states FMV of contract is to be determined without giving effect to any termination and assuming the contract is renewed in accordance with its terms.

(14) Prospectus states that there is no cap on the amount of fees payable to Manager.

(15) Does not include options to independent directors, unless noted.

(16) Increased if over-allotment is exercised by underwriters.

(17) All or portion of options come with Dividend Equivalent Rights.

(18) Includes 400,000 of Deferred Common Stock vesting over a four-year period. 748,000 of options vest over a three-year period.

                                                                      EXHIBIT 11
                                                                     Page 3 of 3

                  ANALYSIS OF COMPARABLE MANAGEMENT CONTRACTS
                                  (continued)

FOOTNOTES:

(19) Includes options granted to unaffiliated directors (amount not disclosed).

(20) 1,020,008 at IPO Price; Remainder at 125% of IPO Price.

(21) 246,544 options were exercisable from Sept. 1998 through March 1999. The remainder vested over 4-years.

(22) Percent of voting common.

(23) Percentage of Class A shares only. Company also issued 175,000 shares of Class B stock to owners of Manager in exchange for a 10% interest in the Manager and the option to purchase the remaining 90% between 1/2/00 and 3/31/01, for its FMV. Distributions to Class B holders subordinated to regular common stock receiving an 8% annualized yield on IPO price. Subordination ceases at the earlier of four-quarters that the 8% annualized yield is met, or Jan. 2, 2000. After subordination period, Class B are convertible to regular common. Class B stock has no voting rights.

(24) Includes 763,845 shares of non-voting Class A, which are convertible at subsequent offerings subject to 9.8% voting ownership limit. Class A stock carries all economic benefit of regular common. 930,155 shares are Rule 144 restricted.

(25) Shares are Rule 144 restricted. Founders also received 315,200 options with a $12.50/share exercise price and 280,000 Stock Appreciation Rights which equal 35% of the difference between stock price and $12.50 (subject to $20/share max). Options and SARs vested 20% on 2/97 and remainder over next four year.

(26) Purchased at Net IPO Price (IPO Price less underwriter's discount/commissions).

(27) 300,000 shares purchased by Officers/Directors/Employees of sponsor have a 120-day lock-up; 1,875,000 shares purchased by Ocwen have a 2-year lock up as long as affiliate remains manager.

(28) Purchased at IPO Price.

(29) Rule 144 Restrictions - shares are tradeable after one year, but with restrictions on amount tradeable based on O/S shares/avg. trading volume. Fully tradeable after two years.

(30) 339,400 shares owned by Officers/Directors/Employees of sponsor have a 180-day lock-up; 990,000 shares purchased by sponsor have a 2-year lock-up.

(31) Lend Lease has agreed to a two-year lock-up as long as its affiliate remains Manager (897,678 shares purchased are Rule 144 Restricted).

(32) 950,000 shares purchased by Officers/Directors/Employees of Sponsor/Affiliates have a 180-day lock-up; 1,000,011 shares purchased by sponsor have a 2-year lock up as long as affiliate manages REIT (shares are still 144 Restricted).

(33) One million shares are subject to a 180-day lock-up period; the remaining one million shares are Rule 144 restricted securities (See Note (14)).

                                                                      EXHIBIT 12


           Review of Fees Charged by Comparable Management Companies
                                  (in thousands)


                                                       Annualized Six Months 1999
                                                   ---------------------------------
                                                                              Total
                               Gross Assets            Management    Other    Mgmt.           Total
Company                 as of June 30, 1999 /(1)/        Fees         G&A      G&A    as % of Gross Assets
-------                 -------------------------    --------------  ------  -------  --------------------
Ocwen                            $  786,314          $ 6,110         $7,453  $13,563          1.72%
Impac                               420,414               -- /(2)/    7,336    7,336          1.74%
American Residential              1,040,759            2,626          1,816    4,442          0.43%
Laser                               300,434            1,000 /(3)/    3,492    4,492          1.50%
APEX                                815,969            2,662          1,044    3,706          0.45%
Anworth                             177,045              178            190      368          0.21%
Anthracite                          551,924            4,246          2,068    6,314          1.14%
Wilshire                            307,183            3,502          1,976    5,478          1.78%
Chastain /(4)/                       74,031              874            690    1,564          2.11%
AMRESCO                             237,842            2,006          1,164    3,170          1.33%
Clarion                             176,511              590            788    1,378          0.78%
                                                                                              ----

AVERAGE                                                                                       1.20%
                                                                                              ====
AVERAGE EXCLUDING CHASTAIN                                                                    1.11%
                                                                                              ====
COMPANY (See Exhibit 10)                                                                      2.01%
                                                                                              ====
COMPANY WITH PROFESSIONAL FEES                                                                1.54%
LIMITED TO $375,000 PER QUARTER (SEE EXHIBIT 10)                                              ====

____________________

     /(1)/ Gross assets equals book assets plus accumulated depreciation and other non-cash reserves (excluding MTM adjustment).
     /(2)/ Management fees are incentive fees only (mark-up on reimbursements included in "Other G&A"); no incentive fees paid in 1999.
     /(3)/ REIT became internally advised in February 1999. Hired BlackRock as consultant.
     /(4)/ Currently liquidating its assets. Shareholders will vote on Plan of Liquidation in the 4/th/ Quarter 1999. (Board of Directors approved Plan in August 1999.)

                                                                      EXHIBIT 13

                      Observations Regarding Fees Charged

1.   The Base Management Fee calculation appears reasonably calculated.

2. Expense reimbursements include all cost of the Management Company except for payroll. Appears permissible pursuant to Management Agreement, however such reimbursements are not clearly explained in the IPO prospectus.

3. Most other comparable transactions specifically exclude Manager's payroll and general and administrative expenses from the reimbursement provisions of the Management Agreement.

4. Fees and general and administrative expenses are presently running at 2.01% of invested assets. Excluding excess professional fees, such fees and expenses approximate 1.54% of invested assets annually.

5. Comparables range from 0.21% of invested assets to 2.11% of invested assets and average 1.20%. Excluding Chastain, which is effectively liquidating, the comparables range from 0.21% to 1.78% and average 1.11% of invested assets.

                                                                      EXHIBIT 14
                                                                      ----------

                  Review of Mortgage REIT Industry Performance

                                        Gross      IPO        Cumulative
                                         IPO      Share        Dividends         Share Price
Company                    IPO Date     Raise     Price   through Aug 20, 1999 at Aug 20, 1999    IRR(1)
-------                    --------     -----     -----   -------------------- ---------------   -------
Ocwen                      May '97    $240.00 mm  $16.00          $1.91              $ 5.13       (34.2)%
Impac                      Aug '97    $ 82.50 mm  $15.00          $1.96              $ 5.56       (32.5)%
American Residential       Oct '97    $ 97.50 mm  $15.00          $1.44              $ 7.25       (27.2)%
Laser                      Nov '97    $225.00 mm  $15.00          $4.32              $ 3.50       (36.7)%
APEX                       Dec '97    $100.50 mm  $15.00          $1.91              $12.00        (4.7)%
Anworth                    Mar '98    $ 20.25 mm  $ 9.00          $0.62              $ 4.88       (30.5)%
Anthracite                 Mar '98    $300.00 mm  $15.00          $1.50              $ 6.75       (36.3)%
Wilshire                   Apr '98    $160.00 mm  $16.00          $0.67              $ 2.94       (70.6)%
Chastain                   Apr '98    $110.70 mm  $15.00          $0.41              $ 6.63       (44.3)%
Amresco                    May '98    $135.00 mm  $15.00          $1.49              $ 9.06       (25.7)%
Clarion                    May '98    $ 80.00 mm  $20.00          $1.14              $ 6.75       (54.6)%
                                                                                                  ------
AVERAGE                                                                                           (36.1)%
                                                                                                  ======

COMPANY                    Oct '97    $517.50 mm  $15.00          $1.91              $10.75        (9.4)%
                                                                                                  ======

Company with $11.50 purchase offer                                                                 (6.3)%
                                                                                                  ======


(1) Calculated on a monthly basis.

                                                                      EXHIBIT 15

               Review of Management Company Financial Performance
                     As Provided By The Management Company
                                 (in thousands)

                                                                       1999
                                                       ------------------------------------
                                                                                               2000
                                       Actual 1998        6 Months      Annualized /(a)/     Budget /(b)/
                                       -----------        --------      ----------------     ------------
Revenue:
   Base Fee                           $6,340 /(c)/      $3,722 /(d)/            $7,446          $12,850
   Incentive Fee                           0                41                      41            1,793
   Expense Reimbursements /(e)/            0                 0                       0                0
   Other                                   0                 0                       0                0
                                     -------            ------                  ------          -------

   Total Revenue                       6,340             3,763                   7,487           14,643

Operating Expenses:
   Personnel Expenses                  2,850 /(f)/       1,664 /(g)/             2,962            3,496
   Professional Services                 130                 0                       0                0
   Other G&A                              10               104 /(h)/               118               34
   Depreciation                            0                 0                       0                0
                                     -------           -------                  ------          -------
   Total Operating Expenses            2,990             1,768                   3,080            3,530
Earnings Before Interest               3,350             1,995                   4,407           11,113
 and Taxes ("EBIT")
   Depreciation                            0                 0                       0                0
                                     -------           -------                  ------          -------
Earnings Before Interest,
 Taxes and Depreciation ("EBITDA")   $ 3,350            $1,995                  $4,407          $11,113
                                     =======            ======                  ======          =======

Expense Ratio                           47.2%             47.0%                   41.1%            24.1%
                                     =======            ======                  ======          =======

     /(a)/  Selected items annualized as provided by Management Company.
     /(b)/ Per Management Company, amounts are predicated on increasing Company assets to $1.6 billion by the end of 2000.
     /(c)/  Actual base fee per financials of the Company is $6,319,000.
     /(d)/  Actual base fee per financials of the Company is $3,803,000.
     /(e)/ Financials did not include an expense reimbursement to the Management Company.
     /(f)/  Includes allocation of $306,761 from Imperial Credit.
     /(g)/  Includes allocation of $116,558 from Imperial Credit.
     /(h)/  Includes lawsuit settlement of $91,000.

                                                                      EXHIBIT 16

                Review of Value Ascribed to Management Agreement
                           in Offers for the Company


Offer By:                              Date             Amount
---------                              ----             ------
NorthStar                              November 1998    $50,000,000
AIMCO                                  November 1998     50,000,000 /(a)/
Muruelo Properties, Inc.               November 1998     39,000,000 /(b)/
Starwood                               February 1999     50,000,000
Anthracite Capital, Inc.               April 1999        45,000,000
ITLA Capital Corporation               March 1999        45,000,000 /(c)/
Wellsford Real Properties, Inc.        March 1999               N/A /(c)/

/(a)/  Original offer of $52 million was revised to $50 million.
/(b)/ Plus 250,000 shares of NorthStar Capital Corp. with an estimated value of $4.0 million.
/(c)/  No value ascribed.

                                                                      EXHIBIT 17
                                                                     Page 1 of 5
                           Review of Merger Agreement


          The analysis herein is not intended to be legal advice. We are not attorneys. We have used our reasonable judgment to evaluate the matters herein. Others might reach a different conclusion.


1.   Section 1.8 (a) states as follows:   "ICII and the Company shall cause one
     of the appraisal firms listed on Schedule II (or, in the event they cannot agree on a mutually acceptable firm from such list, they shall appoint one or more independent, nationally recognized appraisal firms in accordance with the procedures set forth in Section 15 of the Management Agreement (as defined below)) (the "Appraiser"), to determine, by an independent appraisal, the amount (the "Management Contract Amount") that would be payable to Imperial Credit Commercial Asset Management Corp. (the "Manager") pursuant to Section 15 of the Management Agreement, dated as of October 22, 1997 by and among the Company and the Manager (the "Management Agreement") if the Management Agreement were not renewed by the Company and expired on October 22, 1999. The Appraiser shall complete the determination of the Management Contract Amount within 30 days of the date of this Agreement. The amount of the Management Contract Amount as determined by the Appraiser shall be referred to as the "Appraised Value". The Appraiser shall be instructed to fix the Appraised Value at a single dollar amount; provided, however, that in the event the Appraiser cannot for any reason provide a single dollar amount for the Appraised Value, despite the specific request of ICII and the Company, the Appraiser shall provide a range of values for the Appraised Value not greater than $5 million, in which case the Appraised Value shall be deemed to equal the average of the maximum and minimum dollar amounts of such range. ICII and the Company agree to share equally the fees and expenses of the Appraiser.

2. "The Merger Consideration in respect of each Share shall be increased by an amount, if greater than zero, equal to the quotient of (i) the amount by
             --------------------
     which $35 million exceeds the Appraised Value, divided by (ii) the sum of
     (x) the number of issued and outstanding Shares as of the date hereof entitled to receive the Merger Consideration and (y) the aggregate number of Shares issuable pursuant to Company Stock Options having an exercise price less than $11.50 per share. The Merger Consideration shall not be reduced in the event the Appraised Value is greater than $35 million. ICII and Merger Sub shall, not later than the next business day after the determination of the Appraised Value, make a public announcement as to the determination thereof, and, if applicable, amend the Schedule 13E-3 (as defined in Section 1.11) to reflect the adjustment, if any, of the Merger Consideration contemplated and required hereby."

3. Section 1.8(c) states as follows: "The Company and ICII agree, and ICII shall cause the Manager to agree, that, in the event this Agreement is terminated, other than as a result of a breach by the Company, the Management Agreement shall be terminated on the earlier of the consummation of any Superior Proposal (as defined in Section 4.3), October 22, 1999, or such earlier date as the Company may request, and, thereafter, the Management Agreement shall be of no further force and effect, other than with respect to the payment of accrued but unpaid amounts then due thereunder. Anything to the contrary herein or in the Management Agreement notwithstanding, as a result of the termination of the Management Agreement as contemplated by the foregoing sentence, the Manager shall be entitled to receive, following the termination of this Agreement and the Management Agreement, a payment from the Company of the lesser of (i) $35 million and
     (ii) the Appraised Value, which payment shall constitute payment in full of any obligations that exist or may hereafter arise pursuant to the Management Agreement, other than with respect to the payment of accrued but unpaid amounts then due thereunder. In no event shall the Company be held responsible to ICII, the Manager or any of their respective affiliates for damages (whether actual, punitive, consequential

                                                                      EXHIBIT 17
                                                                     Page 2 of 5

                     Review of Merger Agreement (continued)

     or otherwise) resulting from the termination of the Management Agreement as contemplated by this Section. ICII shall cause the Manager to take any such further action as the Company may reasonably require to evidence the agreements contemplated by this Section and ICII shall hold the Company and any successor- in-interest to the Company and their respective affiliates harmless from and against any and all claims arising from any assertion by the Manager as to any different or greater entitlement pursuant to the Management Agreement." (Section 1.8(c))

4. Section 4.1 states in part, as follows: "Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice, seek to preserve in tact its current business organization, seek to keep available the service of its current officers and seek to preserve its relationships with customers, suppliers and others having business dealings with them."

5. Section 4.1 states in part as follows: "The Company will not and will cause its subsidiary not to, without the prior written consent of ICII, such consent not to be unreasonably withheld, conditioned on delayed:"

     "..... pay any dividend or other distributions... (other than (i) regular quarterly dividends not in excess of 105% of its taxable income for each quarter or (ii) distributions not in excess of 105% of its taxable income as may be necessary to maintain the Company's status as a ......
     REIT....." (Section 4.1(c))

     "acquire, sell, lease or dispose of any assets or enter into any material contract outside the ordinary course of business consistent with past practice;" (Section 4.1(d))

     "pay, discharge or satisfy any claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms. (Section 4.1(g))

     "create or assume with respect to any asset of the Company (including any security), any mortgage, lien, pledge, security interest assignment of leases, revenue, rents and/or profits, fixture, filing or other encumbrance of any kind in respect of such asset (the "Liens") other than Liens which would not have, or reasonably be expected to not have, a Company material adverse effect;" (Section 4.1(h))

6. Section 4.3(a) states as follow: "For a period of 60 days following the later of (x) the date of this Agreement or (y) the date on which the Appraiser is engaged (the "Solicitation Period"):

     (i) Nothing contained in this Agreement shall prohibit the Company or any third party or any of the affiliates, officers, directors, employees, representatives or agents of the Company, directly or indirectly, from encouraging, soliciting, participating in, initiating discussions or negotiations with, providing any information or offering access to the properties, books or records of the Company, or entering into any agreement respecting fees and expenses or similar matters with any Person or group concerning any Competing Transaction (as defined below), and it is contemplated and expected that the Company and such
                      ---------------------------------------------------------
          persons will do so for the purpose of determining if any Competing
          ------------------------------------------------------------------
          Transaction constituting a Superior Proposal is available to the
          ----------------------------------------------------------------
          Company.
          -------

                                                                      EXHIBIT 17
                                                                     Page 3 of 5
                     Review of Merger Agreement (continued)

     (ii) Notwithstanding anything to the contrary herein, after consultation with and based upon the advice of both an outside legal counsel and an independent financial adviser, the Company Board may enter into an agreement with respect to, or approve or recommend, a Superior Proposal; provided, however, that the Company shall concurrently with entering into such an agreement terminate this Agreement and pay, or cause to be paid, to ICII the expenses required by Section 6.3."

7. Section 4.3(b) states in part as follows: "Following the expiration of the Solicitation Period:

     (i) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries) and shall use its reasonable efforts to cause its officers, directors, employees, affiliates, agents and representatives, not to directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or offer access to the properties, books or records of the Company, to any person or group (other than ICII or any designees of ICII) concerning any Competing Transaction."

8.   Section 4.3(c) states: "For purposes of this Agreement:"

     (i)    "Competing Transaction" shall mean any of the following with respect
             ---------------------
            to the Company or any subsidiary thereof (other than the transactions contemplated by this Agreement (including all schedules and exhibits attached hereto or referred to herein)): any merger, consolidation, share exchange, business combination or similar transaction, or any sale, exchange, mortgage, pledge, transfer or
                         ----------------------------------------------------
            other disposition of all or substantially all of the assets or
            --------------------------------------------------------------
            equity securities of the Company and its subsidiaries taken as a
            ----------------------------------------------------------------
            whole, in a single transaction or series of related transactions;
            -----
            any tender offer or exchange offer for 50% or more of the outstanding shares of beneficial interest of the Company or any transaction resulting in the issuance of shares representing 50% or more of the outstanding shares of beneficial interest of the Company, or the filing of a registration statement under the Securities Act in connection therewith.

     (ii) "Superior Proposal" shall mean any bona fide proposal relating to a Competing Transaction which is on terms which the Company's Board determines in its good faith judgement (after consulting with an independent financial advisor of nationally recognized reputation)
            (i) to be more favorable to the Company Stockholders than the Merger and (ii) is reasonably capable of being consummated."

9.   Section 4.14 states in part with respect to standstill provisions:

     "Except with respect to the Merger or any Qualifying Alternative
     Transaction... ICII... shall not directly   or indirectly....:

     (i) make or cause to be made or reasserted any proposal for the acquisition of the Company or any assets or securities thereof or for any extraordinary transaction involving the Company, including any merger, or other business contributions, restructuring, recapitalization, liquidation or similar transaction.

                                                                      EXHIBIT 17
                                                                     Page 4 of 5
                     Review of Merger Agreement (continued)

     (ii) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to or seek to place a representative or the Board of Directors of the Company... or seek removal of any member of the Company Board...."

10.  Section 4.14(b) states in part:

     "A Qualifying Alternative Transaction" shall refer to any transaction (i) by which ICII, alone or with others, acquires or seeks to acquire all of the Shares for cash consideration to the holders of Shares (payable in U.S. dollars) at a price that is not less than the Merger Consideration (except that such price may be adjusted to take account of any extraordinary distribution made by the Company following the termination of the Merger Agreement, or any issuance or repurchase by the Company of interests or instruments convertible or exchangeable into or for capital stock of the Company following the termination of the Merger Agreement) (provided, however, that the amount of any break-up fee agreed to be paid by the Company to a third party pursuant to an agreement relating to a Superior Proposal with such third party shall not exceed $6 million); (ii) proposed after the Merger Agreement is terminated by ICII solely in response to a definitive Superior Proposal for which the consideration to be paid thereunder does not consist entirely of cash or cash equivalent securities or instruments; and (iii) (x) not subject to any conditions to consummation not contained in this Agreement with respect to the Merger and (y) in connection with which ICII shall undertake and remain subject to (A) all the terms and condition of this Agreement that are for benefit of any third party (whether or not such party is a third party beneficiary hereof) as contemplated herein and (B) all of the terms and conditions this Agreement set forth on Schedule IV, and the consummation of any Qualifying Alternative Transaction by ICII shall constitute an agreement by ICII to abide by the terms hereof referred to in this clause (y), mutatis mutandis."

11.  Section 6.1 states in part that:

     "This Agreement may be terminated and the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective
     Time..... (c) by the Company if, prior to the Effective Time, the Company
     Board approves or recommends another offer or an agreement to effect a proposal made by a third party to effect a Superior Proposal in accordance with Section 4.3;"

12.  Section 6.1(f) states in part that:

     "In the event this agreement is terminated pursuant to Section 6.1(c) or 6.1(d)(ii) or the result of a Superior Proposal entered into or contemplated by Section 4.3(a), ICII agrees to vote, tender or exchange, and to use its reasonable best efforts to cause any other ICII shares to be voted, tendered or exchanged, in favor of such Superior Proposal, provided that such Superior Proposal is an all-cash transaction."

13.  Section 6.3 states in part:

     "Upon the termination of this Agreement pursuant to Section 6.1(c) or 6.1(d)(ii), the Company shall promptly pay ICII an amount equal to the lesser of (x) two million dollars ($2,000,000) and (y) ICII's actual
                                                            -------------
     expenses related to this Agreement and the transactions contemplated hereby
     --------
     (not including any investment banking fees other than the reimbursement of out-of-pocket expenses and not including any fees relating to arrangements related to the financing of the transactions contemplated hereby)."

                                                                      EXHIBIT 17
                                                                     Page 5 of 5
                     Review of Merger Agreement (continued)

14.  Section 6.2 states in part:

     "In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors officers or stockholders, other than the provisions
                                                     -------------------------
     of this Section and Sections 1.8, 2.6, 3.5, 4.11, 4.14, 6.3 and
     ---------------------------------------------------------------
     Article VII.  Nothing contained in this Section shall relieve any party
     -----------
     from liability for any willful breach of this Agreement."

                                                                      EXHIBIT 19

                     Review of Pending Starwood Transaction


                 Starwood Financial Trust Proposed Transaction
                       With Starwood Financial Advisors


Expected Revenues                        20,000,000  /(1)/          100%
Expected Expenses                        (5,000,000)                (25%)
                                       ------------                 ----
Expected Cash Flow                       15,000,000                  75%
                                       ============                 ====
Transaction Value Estimate:
   Shares Issued                          4,000,000 /(2)/ /(3)/

   Estimated Share Price               $         30
                                       ------------
   Total Value                         $120,000,000
                                       ============
Cash Flow Multiple                            8.0 x

Revenue Multiple                              6.0 x

Fairness Opinion Provided By:    Houlihan, Lokey, Howard & Zukin /(2)/

Transaction Status:                         Pending

/(1)/ We note that Starwood's book equity base is approximately $1.0 billion and its base fee is 1.25%, or $12.5 million. The balance of the fee is an incentive fee (5% over CMBS BB Rate) representing 37.5% of total fees.
/(2)/  Shares are subject to lock-up agreement.
/(3)/ Prior to the transaction, Houlihan had rendered a preliminary opinion on 5,000,000 shares ($150,000,000, representing a 10 multiple on cash flow and a 7.5 multiple on revenues).

                                                                      EXHIBIT 20

                  Review of comparable Transaction Multiples


                                                              Cash-Flow
                                        Date       Price       Multiple
                                       -------  ------------  ----------
Franchise Finance Corp.                   1/94  $ 53,900,000       11.40
Shurgard Storage Centers                  2/95    29,300,000       10.00
CRIIMI MAE                                4/95    31,000,000        5.35
Glenborough                               1/96    19,600,000        6.73
SCA                                       6/96    16,600,000        6.78
Equity Office                             3/97   160,000,000        5.39
Security Capital - Industrial             8/97    81,870,000        6.50
Security Capital - Pacific                8/97    75,838,000        7.50
Security Capital - Atlantic               8/97    54,608,000        7.00
D.C. Management Company                   9/97    70,000,000        8.60
AMB                                       9/97    92,000,000        8.76
New England Management Co.                1/98    37,000,000        7.52
McNeil Real Estate Management, Inc.    Pending    35,000,000        5.00
                                                ------------
     TOTALS                                     $756,716,000
                                                ============

1994 to 1999
   Range                                                      5.0 - 11.4
   Average                                                          7.43
1997 to 1999
   Range                                                      5.0 - 8.76
   Average                                                           7.0

                                                                      EXHIBIT 21
                                                                     Page 1 of 3
                           Summary of Valuation Issue Observations

                                                                Negative         Positive
                                                              Influence on     Influence on
                                                               Termination      Termination
                                                                   Fee              Fee
                                                            ----------------------------------
Terms of Management Agreement
-----------------------------
 . Existence of Termination Fee Provision                           No               Yes
 . Vagueness of Termination Fee Reference                         Neutral          Neutral
 . Existence of Appraisal Process                                   No               Yes

Prospectus Disclosure
---------------------
 . Payment Upon Any Termination or Non-Renewal                      No               Yes
 . Adverse Affect of Fee on Ability to Terminate                    No               Yes
 . Base Fee is Compensation For Cost, Among Other Things          Neutral          Neutral

Guidelines In Place
-------------------
 . Subject to Review By Independent Directors                       Yes              No
 . Long Term Hold on Mortgage Loan Investments                      No               Yes
 . Long Term Hold on Real Estate Investments                        No               Yes
 . Leverage Policy                                                  No               Yes

Merger Agreement
----------------
 . Form of Transaction As Merger                                    No               Yes
 . Continued Operations, No Asset Sales                             No               Yes
 . Continued Operations, No Debt Repayment                          No               Yes
 . Continued Operations, No Special Distributions                   No               Yes
 . Possible Superior Acquisition Proposal
  . Including Sale of Assets                                       Yes              No
  . Existence of Appraisal Process                                 No               Yes

                                                                      EXHIBIT 21
                                                                     Page 2 of 3
              Summary of Valuation Issue Observations (continued)

                                                                Negative         Positive
                                                              Influence on     Influence on
                                                               Termination      Termination
                                                                   Fee             Fee
                                                            ----------------------------------
Financial Matters:
------------------
 . Existence of Asset Base                                          No               Yes
 . Decline in Asset Base:
     Debt Repayment                                                Yes              No
     Stock Repurchase                                              Yes              No

Fee Calculations:
-----------------
 . Level of Fees Charged                                          Neutral          Neutral
 . Ambiguities Regarding Expense
     Charge-backs                                                  Yes              No

Termination Fee Provisions of Comparable Transactions
-----------------------------------------------------
 . Based upon last twelve months                       4            Yes              No
 . Based upon Appraisal:
  - with 3x last twelve months floor            1                  No               Yes
  - Based upon 4 year term                      1                  No               Yes
  - Based upon Continuous Renewal               4                  No               Yes
  - No Specific Parameters                      1                Neutral          Neutral
                                              ---
                                                       7
                                                     ---
                                                      11
                                                     ===
Company Performance
-------------------
 . Company Versus Mortgage REIT Industry                            No               Yes
 . Company Versus DJIA                                              Yes              No

Profitability Of Management Company
-----------------------------------
 . Prospective Earnings From Continuous Opportunities               No               Yes

Multiples In Comparable Transactions                               No               Yes
------------------------------------

                                                                      EXHIBIT 21
                                                                     Page 3 of 3
              Summary of Valuation Issue Observations (continued)

                                                                Negative         Positive
                                                              Influence on     Influence on
                                                               Termination      Termination
                                                                   Fee               Fee
                                                           ----------------------------------
Prior Offers for the Company and Management Agreement
-----------------------------------------------------
 . Existence of Offers                                              No               Yes
 . Amount of Offer                                                  No               Yes

Intentions Expressed by Parties
-------------------------------
 . Imperial Snavley/Villani                                         No               Yes
 . The Management Company - Karlan                                  No               Yes
 . The Company - Karlan                                             No               Yes
              - Special Committee                                  Yes              No
              - Seifert                                            Yes              No

                                                                      EXHIBIT 22
                                                                     Page 1 of 2

                                                          Valuation Ranges
                                                       (Amounts in Thousands)

                                                   Current Levels                          Management Company Budgets
                                            -------------------------------   ----------------------------------------------------
                         Cash Adjusted                                              1999                       2000
                                                                                 ----------         ---------------------------
                         With Expense        With Expense       Budgeted                          With Expense
                       Limitation /(1)/     Limitation/(2)/   Expenses/(3)/   As Budgeted/(4)/   Limitation/(5)/  As Budgeted/(6)/
                       ----------------     ---------------   -------------   ----------------   --------------   ----------------
Invested Assets at         $    717,157        $    717,157    $    717,157       $    717,157     $    717,157       $    717,157
June 30, 1999

Net Increase/
(Decrease) In
Average Invested
Assets                         (116,616)                  0               0             27,443          727,843            727,843
                           ------------        ------------    ------------       ------------     ------------       ------------
Adjusted
Invested Assets                 600,541             717,157         717,157            744,600        1,445,000          1,445,000


Management Fee %                      1%                  1%              1%                 1%     1%/.75%/.50%       1%/.75%/.50%
                           ------------        ------------    ------------       ------------     ------------       ------------
Management Fee                    6,005               7,172           7,172              7,446           12,850             12,850

Incentive Fee                                                                               41            1,793              1,793

Operating Expenses               (3,003)             (3,586)         (3,080)            (3,080)          (7,321)            (3,530)
                           ------------        ------------    ------------       ------------     ------------       ------------

Cash Flow                  $      3,002        $      3,586    $      4,092       $      4,407     $      7,322       $     11,113
                           ============        ============    ============       ============     ============       ============

Value At Cash Flow
Multiple of:
          4.0                    12,008              14,344          16,368             17,628           29,288             44,452
          5.0                    15,010              17,930          20,460             22,035           36,610             55,565
          6.0                    18,012              21,516          24,552             26,442           43,932             66,678
          7.0                    21,014              25,102          28,644             30,849           51,254             77,791

Implied Revenue Multiple
at Cash Flow Multiple of:
          4.0                       2.0                 2.0             2.3                2.4              2.0                3.0
          5.0                       2.5                 2.5             2.9                2.9              2.5                3.8
          6.0                       3.0                 3.0             3.4                3.5              3.0                4.5
          7.0                       3.5                 3.5             4.0                4.1              3.5                5.3

                                                                      EXHIBIT 22
                                                                     Page 2 of 2

                         Valuation Ranges (continued)


Footnotes:

(1) Valuation based upon management fee calculated on Invested Assets at June 30, 1999 less cash or cash equivalents which could be utilized to repay indebtedness, acquire additional shares or pay a special distribution to shareholders. Expense at 50% of Revenues.

(2) Valuation based upon management fee calculated on Invested Assets at June 30, 1999 and Management Company expenses equal to 50% of management fees.

(3) Valuation based upon management fee calculated on Invested Assets at June 30, 1999 and budgeted Management Company operating expenses for 1999.

(4) Valuation based upon 1999 budgeted Management Fees and expenses as provided by Management Company.

(5) Valuation based upon year 2000 budgeted management fees as estimated by the Management Company and expense equal to 50% of revenues.

(6)  Valuation based upon year 2000 budget as provided by the Management
     Company.

                                                                      EXHIBIT 23
                                                                     Page 1 of 3

                     REVIEW OF OTHER SELECTED TRANSACTIONS

    Review of Imperial Credit Advisors/Impac Management Agreement Valuation
              Prepared by Stefel, Nicolous & Company, Incorporated
                               December 19, 1997

Estimated 1998 Net Fee (Forward)                                        $ 6,135,590
Incremental Expenses                                                       (267,475)
Other Adjustments                                                          (389,061)
                                                                        -----------
Adjusted Net Cash Flow                                                  $ 5,479,054
                                                                        ===========
Consideration:
     IMPAC Stock                                                        $35,037,335
     Other Assets                                                         8,962,665
                                                                        -----------
     Total                                                              $44,000,000
                                                                        ===========
Cash Flow Multiple                                                             8.03
Percentage of Profits Based Upon Performance of the Assets                      100%
Fee Agreement
     Base Fee                                                         115% of Costs
     Incentive Fee:
          Basis                                                10 Year Treasury + 2%
          % Over Basis                                                           25%
     Termination Without Cause                                   Termination Fee at
                                                                    Appraised Value

                                                                      EXHIBIT 23
                                                                     Page 2 of 3

                     REVIEW OF OTHER SELECTED TRANSACTIONS
                                  (Continued)

       Review of RAI Advisors Inc./Impac Management Agreement Valuation
                      Prepared by Everen Securities Inc.
                                 July 13, 1999

1999 Management Fee                                                               $  127,301
2000 Management Fee                                                               $  682,099
Value Conclusion - Everen Securities                                              $7,000,000
Revenue Multiple on 2000 Fee                                                           10.26
(Fee equals Net Profit /(1)/)

Consideration in Transaction/(2)/                                                 $6,000,000
Revenue Multiple on 2000 Fee                                                            8.80
Percentage of Profits Based Upon Performance of Assets                                   100%
Fee Agreement:
     Base Fee                                                       100% of expenses plus 15%
     Incentive Fee
          Basis                                                         10 year Treasury + 2%
          %  Over Basis                                                                   25%
     Termination Without Cause                            Termination Fee at Appraised Value

     /(1)/   Manager may also mark-up expenses 15%.
     /(2)/   Transaction with Fortress reportedly closed at $6,000,000 (all cash) in July 1999.

                                                                      EXHIBIT 23
                                                                     Page 3 of 3

                     REVIEW OF OTHER SELECTED TRANSACTIONS
                                  (Continued)

Review of CWM Mortgage Holdings/Countrywide Asset Management Corporation Merger
                             January 20, 1997/(1)/

Fiscal Year 1997 Management Fee                                                   $10,200,000
Value Conclusion/(2)/                                                             $67,500,000
Revenue Multiple on 1997 Fee                                                             6.62
(Fee equals Net Profit /(3)/)

Percentage of Profits Based Upon Performance of Assets                                     84%
Fee Agreement:
     Base Fee                                                     0.125% of real estate loans
                                                               excluding loans which serve as
                                                           collateral for debt, plus 0.20% of
                                                                average daily warehouse loans
                                                                                  outstanding.
     Incentive Fee
          Basis                                                          10 year Treasury + 2%
          %  Over Basis                                                                    25%
     Termination Without Cause                                            No Fee Payable/(4)/

     /(1)/ Date merger agreed to by Board of Directors. Merger closed in July
           1997.
     /(2)/ Consideration paid in restricted shared of REIT's common stock. Value is based upon mid-point of pricing collar, discounted by 10% to reflect lock-up period.
     /(3)/ Management contract is a net contract with reimbursement of 100% of
           Manager's costs.
     /(4)/ Non-compete restrictions and restrictions on hiring staff of Manager if termination without cause.

                                                                      EXHIBIT 24



                              Other Observations


FBR Research Report (November 11, 1997)

     . Base Fee in lieu of G&A (note: there is no G&A in projection) (page 5)

     . The "REIT bears no other G&A expense" (page 8)


Jefferies Research Report (November 11, 1997)

     . Full leverage of 80% expected by early 2000. (page 6)

     . No G&A included in income statement projection. (page 7)


Jefferies Research Report (February 5, 1999)

     . Estimated value of termination fee at $50 million. (page 2).

                             MANAGEMENT AGREEMENT


     THIS AGREEMENT, dated as of October 22, 1997 by and among IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP., a Maryland corporation ("ICCMIC" and together with its subsidiaries, the "Company"), and IMPERIAL CREDIT COMMERCIAL ASSET MANAGEMENT CORPORATION, a California corporation (the "Manager");

                                  WITNESSETH:

     WHEREAS, the Company intends to invest in Mortgage Loans, MBS Interests, Real Property and Non-Real Estate Assets ("REIT Investments") and expects to qualify for the tax benefits of a real estate investment trust (a "REIT") accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Company desires to retain the Manager to advise and counsel the Company as to the acquisition and sale of, and to otherwise manage the investments of, the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1.   Definitions.  Capitalized terms used but not defined herein
                  -----------
shall have the respective meanings assigned them in the Prospectus of ICCMIC dated October 16, 1997. In addition, the following terms shall have the following:

     (a) "Agreement" means this Management Agreement, as amended from time to time.

     (b) "Closing Date" means the date of closing of the Company's initial public offering of Common Stock.

     (c) "Governing Instruments" means the charter and bylaws in the case of a corporation, or the partnership agreement in the case of a partnership.

     (d) "Subsidiary" means any subsidiary of the Company and any partnership, a general partner of which is the Company or any subsidiary of the Company.

     SECTION 2.   Duties of the Manager.
                  ---------------------

     (a) The Manager at all times will be subject to the supervision of ICCMIC's Board of Directors (the "Board of Directors") and will have only such functions and authority as the Company delegates to it. The Manager will advise the Board of Directors as to the activities and operations of the Company. The Manager shall be responsible for the day-to-day business affairs of the Company pursuant to the authority granted to it by the Board of Directors under this Agreement, and the Manager will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be directed by the Board of Directors or as the Manager otherwise considers appropriate, including:

          (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy Guidelines by the Board of Directors;

          (ii) advising and representing the Company in connection with the acquisition and commitment to acquire assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets;

          (iii) advising the Company regarding, and arranging for, (a) the issuance of CMOs collateralized by the Company's Mortgage Loans, (b) reverse repurchase agreements on the Company's MBS Interests, and (c) other borrowings, as appropriate;

          (iv) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

          (v) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

          (vi) providing executive and administrative personnel, administering office space and office services required in rendering services to the Company; administering the day-to-day operations of the Company; and performing and supervising the performance of such other administrative functions necessary in the management of the Company, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

          (vii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (viii) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for mortgage loans sold to the Company and arranging for the monitoring and administering of such servicers;

          (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors;

          (x) engaging in hedging activities on behalf of the Company which are consistent with the Company's status as a REIT and with the Guidelines;

          (xi) upon request by the Board of Directors and in accordance with the Guidelines, investing or reinvesting any money of the Company;

          (xii) counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining exemption from that Act;

          (xiii) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the income tax regulations promulgated thereunder (the "Treasury Regulations"); and

          (xiv) counseling the Company as to compliance with all applicable laws, including those that would require the Company to qualify to do business in particular jurisdictions.

     (b)  Portfolio Management.   The Manager will perform portfolio management
          --------------------
services on behalf of the Company with respect to the Company's investments. Such services will include, but not be limited to, consulting the Company on purchase, sale and other opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management. The Manager may enter into subcontracts with other parties, including Imperial Credit and its affiliates, to provide any such services to the Company.

     (c)  Monitoring of Primary Servicing.  The Manager will monitor and
          -------------------------------
administer the loan servicing activities provided by servicers of the Company's Mortgage Loans, other than loans pooled to collateralize MBS Interests or pledged to secure MBS Interests. Such monitoring and administrative services will include, but not be limited to, the following activities: serving as the Company's consultant with respect to the servicing of loans; collection of information and submission of reports pertaining to the mortgage loans and to moneys remitted to the Manager or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; review of servicers' delinquency, foreclosing and other reports on Mortgage Loans; advising as to and supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company.

     (d)  Monitoring of Special Servicing. The Manager will perform monitoring
          -------------------------------
services on behalf of the Company with respect to loan servicing activities provided by third parties and with respect to the Company's rights to service the Company's portfolio of Special Servicing rights. Such monitoring services will include, but not be limited to; negotiating Special Servicing agreements; acting as liaison between the servicers of the Mortgage Loans and the Company; review of servicer's delinquency, foreclosures and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans.

     (e)  Efforts. The Manager agrees to use commercially reasonable efforts at
          -------
all times in performing services for the Company hereunder.

     SECTION 3.   Additional Activities of Manager. Nothing herein shall limit
                  --------------------------------
or restrict the right of the Manager or any of its officers, directors, employees or Affiliates to engage in any business or to render services of any kind to any other person including the purchase of, or rendering advice to others purchasing, assets that meet the Company's policies and criteria, except that the Manager may not manage or advise another REIT or other entity that invests or intends to invest primarily in commercial and multifamily Mortgage Loans or subordinated CMBS Interests.

     Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company's or any of its Subsidiaries' Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

     SECTION 4.   Commitments. In order to meet the investment requirements of
                  -----------
the Company, as determined by the Board of Directors from time to time, the Manager agrees at the direction of the Board of Directors to issue on behalf of the Company commitments on such terms as are established by the Board of Directors, for the acquisition by the Company of assets.

     SECTION 5.   Bank Accounts. At the direction of the Board of Directors, the
                  -------------
Manager may establish and maintain one or more bank accounts in the name of ICCMIC or any of its subsidiaries, and may collect and deposit funds into any such account or accounts, and disburse funds from any such account or accounts, under such terms and Conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of ICCMIC or any of its subsidiaries.

     SECTION 6.   Records; Confidentiality. The Manager shall maintain
                  ------------------------
appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any of its Subsidiaries at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors or as may be required by law or order of a court or other tribunal having requisite jurisdiction.

     SECTION 7.   Obligations of Manager.
                  ----------------------

     (a) The Manager shall require each seller or transferor of assets to be acquired by the Company to make such representations and warranties regarding such assets as may be directed by the Board of Directors, or, if no such directions are given, as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as may be directed by the Board of Directors, or, if no such directions are given, as it deems necessary or appropriate with regard to the protection of the Company's assets.


     (b) The Manager shall refrain from any action that, in its sole judgment made in good faith, would adversely affect the status of ICCMIC as a REIT, or as exempt from regulation under the Investment Company Act or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any of its Subsidiaries or that would otherwise not be permitted by their respective Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any of its Subsidiaries, the Independent Directors, or ICCMIC's or any of its subsidiaries' stockholders or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

     (c) Absent written direction from the Board of Directors, the Manager shall use reasonable efforts to comply with the Guidelines, as they may be revised from time to time.

     SECTION 8.   Compensation.
                  ------------

     (a) Commencing with the first fiscal quarter after the Closing Date, the Company shall pay to the Manager, for services rendered under this Agreement, a base management fee, calculated as a percentage of the Average Invested Assets of the Company for such quarter (pro rated based on the number of days elapsed during any partial fiscal quarter), and equal to 1% per annum of the first
$1 billion of such Average Invested Assets, 0.75% of the next $250 million of such Average Invested Assets, and 0.50% Average Invested Assets above $1.25 billion.

     (b) The Company shall pay to the Manager incentive compensation for each fiscal quarter in an amount equal the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations of the Company (before the incentive fee) per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by the Company multiplied by
(b) the Ten-Year U.S. Treasury Rate plus four percent per annum multiplied by
(B) the weighted average number of shares of Common Stock outstanding during such quarter. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

     (c) The Manager shall compute the compensation payable under Sections 8(a) and 8(b) of this Agreement within 45 days after the end of each fiscal quarter. A copy of the computations made by the Manager to calculate its compensation shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of the compensation earned under Sections 8(a) and 8(b) of this Agreement shown therein shall be due and payable within 60 days after the end of such fiscal quarter.

     (d) The Manager may charge the Company for any out of pocket expenses that the Manager incurs in connection with employing third parties to conduct due diligence on assets considered for purchase by the Company.

     (e) The Company is granting to the Manager and directors and executive officers of the Manager and certain other persons options (the "Options") to purchase shares of common stock of the Company at a price per share equal to the initial offering price therefor pursuant to the terms of the Company's 1997 Stock Option Plan. The number of shares of common stock to be subject to the Options will be 10% of the number of shares to be issued pursuant to the initial offering, assuming that the underwriters fully exercise their over-allotment option. One-third of the Options so granted to the Manager and its directors and executive officers will be exercisable by them on each of the first three anniversaries of the Closing Date of the initial public offering of the Company's Common Stock, and unexercised Options shall expire on the tenth anniversary of that Closing Date.

     SECTION 9.  Expenses of the Company. The Company or any Subsidiary shall
                 -----------------------
pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf.

     SECTION 10. Calculations of Expenses. Expenses incurred by the Manager on
                 ------------------------
behalf of the Company shall be reimbursed quarterly to the Manager within 60 days after the end of each quarter. The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

     SECTION 11. Limits of Manager Responsibility. The Manager assumes no
                 --------------------------------
responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any Subsidiary, the Independent Directors, the Company's stockholders or any of the Company's Subsidiaries' stockholders or partners for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company and its Subsidiaries shall reimburse, indemnify, defend and hold harmless the Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     SECTION 12. No Joint Venture.  The Company and the Manager are not partners
                 ----------------
or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

     SECTION 13. Term.  This Agreement shall continue in force and effect until
                 ----
October 22, 1999, subject to being terminated for cause as provided in Section 14 herein. After October 22, 1999, the term of this Agreement may be extended with the consent of the Manager and with the affirmative vote of a majority of the Independent Directors. Each extension shall be executed in writing by all parties hereto before the expiration of this Agreement or, if applicable, the most recent extension thereof. Each such extension shall be effective for a period of one year. At any time after October 22, 1999, this Agreement may be terminated without cause by a majority vote of the Independent Directors, which termination shall first become effective as of the 60th day after the receipt by the Manager of a written notice of such termination from the Company. A failure to extend the term of this Agreement at the expiration of its term (or, if the term of this Agreement shall have been extended pursuant to this Section 13, at the expiration of the most recent extension) shall be deemed for all purposes of this Agreement to be a termination of this Agreement pursuant to this Section
13. If this Agreement is terminated pursuant to this Section 13, the unvested Options granted to the Manager and directors and executive officers of the Manager pursuant to Section 8(e) shall continue to vest in the manner described in Section 8(e) and in the Company's 1997 Stock Option Plan.

     SECTION 14. Termination for Cause. This Agreement, or any extension hereof,
                 ---------------------
may be terminated by either party for cause immediately upon written notice, (i) by a majority vote of the Independent Directors in the case of termination by the Company, or (ii) by a majority vote of the directors of the Manager, in the case of termination by the Manager. Grounds for termination for cause will occur with respect to a party if:

          (i) Such party shall have violated any provision of this Agreement and, after notice of such violation, shall not have cured such default within 30 days; or

          (ii) There is entered an order for relief or similar decree or order with respect to the other party by a court having jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the other party (A) admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the other party or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the other party and continue undismissed for 30 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the other party without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or results in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

     Each party agrees that if any of the events specified in this Section 14 shall occur, it will give prompt written notice thereof to the other party's Board of Directors after the happening of such event.

     If this Agreement is terminated pursuant to this Section 14, such termination shall be without any further ability or obligation of either party to the other, except as provided in Section 16 of this Agreement. Upon the proper termination of this Agreement pursuant to this Section 14, the Options granted to the Manager and directors and executive officers of the Manager pursuant to Section 8(e) that are unvested as of the date of termination shall expire.

     SECTION 15.  Buyout of Agreement. If, at any time after October 22, 1999,
                  -------------------
this Agreement is not renewed by the Company, or if this Agreement is terminated by the Company at any time pursuant to Section 13 of this Agreement, then the Company, in addition to its obligations under Section 16, shall pay the Manager a termination fee determined by an independent appraisal. Such appraisal shall be conducted by a nationally-recognized appraisal firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following notice of termination or, in the event of non-renewal, the termination date, then each party shall as soon as reasonably practicable, but in no event more than 45 days following notice of termination or, in the event of nonrenewal, the termination date, choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the termination fee shall be deemed to be the average of the appraisals as prepared by each party's chosen appraiser, and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together shall, as soon thereafter as is reasonably practicable but in no event more than 45 days after the date of the later of such two appraisals, select a third appraisal firm to conduct an appraisal. If they are unable to agree as to the identity of such third appraiser within such 45 day period, either party can request that the American Arbitration Association ("AAA") select the third appraiser, and in that event the appraiser selected by the AAA shall be the third appraiser. The termination fee shall be the amount determined by such third appraiser, but in no event less than the lower of the two initial appraisals or more than the higher of such two initial appraisals. Each party shall pay the costs of the appraiser chosen by it, and each party shall pay one half of the costs of the third appraiser. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers. The Company's obligation to pay the termination fee pursuant to this Section 15 shall survive the expiration or earlier termination of this Agreement.

     SECTION 16.  Assignment, Subcontract.
                  -----------------------

          (a) This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is to a corporation, association, trust or other organization which shall acquire the property and carry on the business of the Manager, if at the time of such assignment a majority of the voting stock of such assignee organization shall be owned, directly or indirectly, by Imperial Credit or unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Such an assignment shall bind the assignee hereunder in the same manner as the Manager is bound hereunder and, to further evidence its obligations hereunder, the assignee shall execute and deliver to the Company a counterpart of this Agreement. This Agreement shall not be assignable by the Company without the consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound hereunder.

          (b) Notwithstanding the foregoing, the Company and the Manager agree that the Manager may enter into a subcontract with any third party, which third party shall be approved by the Company's Board of Directors, pursuant to which such third party will provide such of the management services required hereunder as the Manager deems necessary, and the Company hereby consents to the entering into and performance of such subcontract; provided, however, that no such arrangement between the Manager and any third party shall relieve the Manager of any of its duties or obligations hereunder.

     SECTION 17.  Action Upon Termination. From and after the effective date
                  -----------------------
of termination of this Agreement pursuant to Sections 13 or 14 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if such termination is not pursuant to Section 14, the termination fee determined pursuant to Section 15 and, if applicable, the unvested Options granted to the Manager and directors and executive officers of the Manager pursuant to Section 8(e) shall vest in the manner described in Section 8(e) and in the Company's 1997 Stock Option Plan. The Manager shall forthwith upon such termination deliver to the Board of Directors all funds and property, documents, corporate records, reports and software of the Company or any Subsidiary of the Company then in the custody of Manager.

     SECTION 18.  Release of Money or Other Property Upon Written Request. The
                  -------------------------------------------------------
Manager agrees that any money or other property of the Company and its Subsidiaries held by the Manager under this Agreement shall be held by the Manager as custodian for the Company and its Subsidiaries, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company and its Subsidiaries. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any such Subsidiary, respectively, any money or other property then held by the Manager for the account of the Company or any such Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any of its Subsidiaries within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, the Independent Directors, or the Company's or any of its Subsidiaries' stockholders or partners for any acts performed or omissions to act by the Company or any of its Subsidiaries in connection with the money or other property released to the Company or any of its Subsidiaries in accordance with this Section. The Company and its Subsidiaries jointly and severally shall indemnify, defend and hold harmless the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any of its Subsidiaries in accordance with the terms of this Section 17 of this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

     SECTION 19.  Representations and Warranties.
                  ------------------------------

     (a)  The Company hereby represents and warrants to the Manager as follows:

          (i) Each of ICCMIC and ICMSC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, each of them has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

          (ii) Each of ICCMIC and ICMSC has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of each of ICMIC and ICMSC, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on ICMIC or any of its subsidiaries, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on ICCMIC or any of its subsidiaries, or the Governing Instruments of, or any securities issued by ICCMIC or any of its subsidiaries, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which ICMIC or any of its subsidiaries is a party or by which ICMIC or any of its subsidiaries, or any of their respective assets, may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of ICMIC and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     (b)  The Manager hereby represents and warrants to the Company as follows:

          (i) the Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

          (ii) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize, execute and deliver this Agreement and perform all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution and delivery of this Agreement and the performance of all of the obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 20. Notices. Unless expressly provided otherwise herein, all
                 -------
notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

     (a)  If to the Company:

               Imperial Credit Commercial Mortgage Investment Corp. 11601 Wilshire Boulevard, Suite 2080
               Los Angeles, California 90025
               Attention:   Mark S. Karlan, President

               with a copy given in the manner prescribed above to:

               Jay A. Shafran, Esq.
               Sonnenschein Nath & Rosenthal
               601 South Figueroa Street
               Suite 1500
               Los Angeles, California 90017

     (b)  If to the Manager:

               Imperial Credit Commercial Asset Management Corp.
               11601 Wilshire Boulevard, Suite 2080
               Los Angeles, California 90025
               Attention: Mark S. Karlan, President

          with a copy given in the manner prescribed above to:

               J. A. Shafran, Esq.
               Sonnenschein Nath & Rosenthal
               601 South Figueroa Street
               Suite 1500
               Los Angeles, California 90017

     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.

     SECTION 21.  Entire Agreement. This Agreement contains the entire agreement
                  ----------------
and understanding among the parties hereto with respect to the subject manner hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     SECTION 22.  Binding Nature of Agreement, Successors and Assigns. This
                  ---------------------------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

     SECTION 23.  Third Party Beneficiaries. This Agreement shall be binding
                  -------------------------
upon and inure solely to the benefit of the parties hereto, and nothing this Agreement, express or implied, is intended to confer upon any other rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 24.  Schedules and Exhibits. All Schedules and Exhibits referred to
                  ----------------------
herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 25.  Indulgences, Not Waivers.  Neither the failure nor any delay
                  ------------------------
on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     SECTION 26.  Costs and Expenses.  Each party hereto shall bear its own
                  ------------------
costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connections with the negotiations and preparation of and the closing under this Agreement, and all matters incidental thereto.

     SECTION 27.  Not to Affect Interpretation.  The titles of paragraphs and
                  ----------------------------
subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     SECTION 28.  Execution in Counterparts.  This Agreement may be executed in
                  -------------------------
any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 29.  Provisions Separable.  The provisions of this Agreement are
                  --------------------
independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     SECTION 30.  Gender.  Words used herein regardless of the number and gender
                  ------
specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     SECTION 31.  Computation of Interest.  Interest will be computed on the
                  -----------------------
basis of a 360-day year consisting of twelve months of thirty days each.

     SECTION 32.  Professional Fees.  If any party becomes involved in
                  -----------------
litigation (including bankruptcy proceedings) or arbitration against any other party arising out of or relating to this Agreement, the court in the litigation (including bankruptcy proceedings) or arbitrator in the arbitration shall award legal expenses (including, but not limited to attorney's fees, court costs and other legal expenses) to the prevailing party. The award for legal expenses shall not be computed in accordance with any court schedule, but shall be as necessary to fully reimburse all attorney's fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the intention of the parties to fully compensate for all the attorney's fees and other legal expenses paid in good faith. For the purpose of this Agreement, the terms "attorneys' fees" or "attorneys' fees and costs" shall mean the reasonable fees and expenses of counsel to the parties hereto (including, without limitation, the cost of in-house counsel employed by such party, such cost to be determined by imputing a cost for those services commensurate with such counsel's skills and experience), which may include printing, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms "attorneys' fees" or "attorneys' fees and costs" shall also include, without limitation, all reasonable fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

     SECTION 33.  Controlling Law.  This Agreement and all questions relating to
                  ---------------
its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict-of-law provisions to the contrary.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                        IMPERIAL CREDIT COMMERCIAL MORTGAGE
                                        INVESTMENT CORP.


                                        By: /s/ Mark S. Karlan
                                            -----------------------------------
                                            Mark S. Karlan
                                            President



                                        IMPERIAL CREDIT MORTGAGE SECURITIZATION
                                        CORP


                                        By: /s/ Mark S. Karlan
                                            -----------------------------------
                                            Mark S. Karlan
                                            President



                                        IMPERIAL CREDIT COMMERCIAL ASSET
                                        MANAGEMENT CORPORATION


                                        By: /s/ Mark S. Karlan
                                            -----------------------------------
                                            Mark S. Karlan
                                            President

             Imperial Credit Commercial Mortgage Investment Corp.

                      INVESTMENT POLICIES AND GUIDELINES
                      ----------------------------------

I. PREFACE
----------

     Imperial Credit Commercial Mortgage Investment Corp. (the "Company") is a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's affairs are managed by Imperial Credit Commercial Asset Management Corporation (the "Manager") pursuant to a Management Agreement by and between the Company and the Manager, subject at all times to the supervision of the Board of Directors of the Company (the "Board") and the investment policies and guidelines herein set forth (these "Policies and Guidelines").

     Investment Policies and Guidelines of the Company in substantially the same form as these Policies and Guidelines were duly adopted by the Board at a meeting of the Board duly called and held on September 22, 1997. These Policies and Guidelines amend and restate in their entirety the Investment Policies and Guidelines previously adopted by the Board. These Policies and Guidelines were duly adopted as of December 14, 1998 at a meeting of the Board, and may be amended from time to time in the discretion of the Board, without a vote of the stockholders. Capitalized terms used in these Policies and Guidelines but not defined herein shall have the meanings assigned them in the Company's final prospectus for its initial public offering of its Common Stock dated as of October 16, 1997 (the "Prospectus").

II. FUNDAMENTAL POLICIES
------------------------

     A. COMPLIANCE WITH LAWS
     -----------------------

     The Company's policy is to comply at all times with all federal, state and local statutes, rules, laws, regulations and ordinances applicable to the Company. The Company will establish and thereafter maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that transactions are executed in accordance with applicable statutes, rules, laws, regulations and ordinances, and these Policies and Guidelines. The Company's policy is to act and make investments in a manner that at all times maintains the status of the Company as a REIT under the Code and that protects the Company against being deemed to be an "investment company" under the Investment Company Act of 1940 (the "Investment Company Act"). The exemption from the Investment Company Act upon which the Company relies requires, among other things, that the Company invest at least 55% of its assets in mortgages and other liens on or interests in real estate and an additional 25% in real estate related investments (as those terms are used in Section 3(c)(5)(c) of the Investment Company Act) within one year of Closing.

     B. REVIEW AND REVISION OF THESE POLICIES AND GUIDELINES
     -------------------------------------------------------

     The Company expects that the Independent Directors will review these Policies and Guidelines annually. The Company anticipates that, in conducting their review, the Independent Directors will rely primarily on information to be requested by the Company from, and provided to them by, the Manager.

     C. DELEGATION OF AUTHORITY TO THE MANAGER
     -----------------------------------------

     The Company will delegate to the Manager the responsibility for making the day-to-day decisions, including investment decisions, of the Company. Such decisions are to be based on these Policies and Guidelines. Such investment decisions are to include decisions to issue commitments on behalf of the Company to purchase Mortgage Loans, Real Property, MBS Interests and other assets meeting the investment criteria established by the Company from time to time. The Manager may engage others to act with it or on its behalf with respect to its responsibilities hereunder or portions thereof, so long as the Manager in good faith believes that the persons or entities so engaged are qualified to provide the advice, analysis or other service for which they are being engaged, and references to the Manager in these Policies and Guidelines shall mean the Manager and such other persons and entities engaged by the Manager. In deciding whether to approve an acquisition of any assets, including acquisitions of Mortgage Loans, Real Property, MBS Interests and other assets from Imperial Credit or its affiliates, the Manager may consider such information as it deems appropriate to determine whether the acquisition is consistent with these Policies and Guidelines, such as whether the price is fair and the investment otherwise is suitable and in the best interests of the Company. In addition, the Manager may consider, among other factors, whether the acquisition of that asset will enhance the Company's ability to achieve or exceed the Company's risk adjusted target rate of return, if any, established for the relevant time period by the Board, whether the asset otherwise is well-suited for the Company and whether the Company is financially able to take advantage of the investment opportunity presented thereby. There is no geographic limitation or requirement of geographic diversification (either as to size, jurisdictional boundary, zip code, or other geographic measure) as to the Real Properties to be acquired, or that secure repayment of the Mortgage Loans or that underlie the MBS Interests to be acquired, by the Company; the only limitations as to the type of assets that the Company may acquire and the characteristics thereof being limitations either (i) imposed by law, (ii) set forth in these Policies and Guidelines, or
(iii) with which the Company must comply as a condition of maintaining both its status as a REIT and its exemption from regulation under the Investment Company Act.

     D. APPROVAL OF INITIAL INVESTMENTS; ACQUISITIONS OF ASSETS FROM IMPERIAL
     ------------------------------------------------------------------------
        CREDIT OR ITS AFFILIATES
        ------------------------

     A majority of the Independent Directors approved the purchase of the Initial Investments at a Board meeting duly called and held on September 22, 1997, and certain officers of the Company were authorized to negotiate the final terms of the purchase. In the future, the Company's policy is to request that the Manager determine fair transfer prices for the Company's acquisitions of assets from Imperial Credit and its affiliates based on these Policies and Guidelines, as amended from time to time. The Company's policy is not to acquire any assets from the Manager directly without the prior written approval of the Independent Directors. The Company's policy is that, when possible, the price that the Company pays for Mortgage Loans, Real Property, MBS Interests and other assets contemplated to be acquired from Imperial Credit or its affiliates is to be determined by reference to the prices most recently paid by unrelated third parties to Imperial Credit or its affiliates for similar assets in arms' length transactions, adjusted for differences in the terms of such transactions and for changes in market conditions between the dates of the relevant transactions. If no previous sales of similar assets have occurred, the Company is to attempt to determine market prices for the assets by an alternative method, such as obtaining a broker's price opinion ("BPO") or an appraisal, if it can do so at a reasonable cost. If an asset that otherwise meets all of the Company's criteria for acquisition is being offered to the Company by Imperial Credit or one of its affiliates at a price that is greater, or on terms that are less favorable, than would be available from unrelated third parties for similar assets in arms' length transactions, the Company would expect the Manager to recommend that the Company decline to acquire that asset at the quoted price and terms, notwithstanding the relationship among the Company, the Manager and Imperial Credit and its affiliates.

     The Independent Directors are to review all transactions of the Company on a quarterly basis to insure compliance with these Policies and Guidelines. If the Independent Directors determine in their periodic review of transactions that a particular transaction not approved in advance by the Independent Directors does not comply with these Policies and Guidelines, then the Independent Directors are to consider what corrective action, if any, can be taken. If the transaction is with Imperial Credit or one of its affiliates and is subsequent to the Company's acquisition of the Initial Investments, and if the Independent Directors so direct, the Company is to instruct the Manager to use its best reasonable efforts to cause Imperial Credit or the relevant affiliate to repurchase the asset at the purchase price paid by the Company, increased to reflect any additional unreimbursed expenditures made by the Company and any accrued but unpaid interest, and decreased to reflect any amounts received by the Company with respect thereto other than on account of interest and reimbursement of expenses.

     E. SERVICING OF LOANS; MONITORING POLICIES
     ------------------------------------------

     The Company, in consultation with the Manager, may establish criteria for the evaluation and engagement of servicers to service pools of Mortgage Loans acquired by the Company. In addition, the Company, in consultation with the Manager, may establish criteria for the evaluation of the past performance and expected future performance of its loan servicers and of its Mortgage Loans. In the case of the Company's loan servicers, such criteria may include an evaluation of the timeliness with which required notices (including, without limitation, notices of changes in the rates at which interest accrues on variable rate Mortgage Loans) are sent to borrowers and the conformity of the amounts collected by the servicers to the amounts permitted to be collected pursuant to the Mortgage Loan documents. If any criteria of the type described in this paragraph are established by the Company, the Company may modify such criteria at any time and from time to time.

III. INVESTMENT POLICY GENERALLY
--------------------------------

     The Company's policy is to invest primarily in Real Estate Related Assets with a view to maximizing income for distribution to stockholders, consistent with levels of risk that are perceived by the Company to be acceptable. Pending investment of its funds in longer term investments as provided for in these Policies and Guidelines, the Company's policy is to invest its funds in readily marketable securities, in interest-bearing deposit accounts or in short term repurchase agreement contracts, consistent in each case with maintaining the Company's status as a REIT. The Company is permitted to take an opportunistic approach to its investments, and may acquire any of the types of assets described in these Policies and Guidelines if the Company and the Manager determine that to do so would be in the Company's best interests.

     The Company, in consultation with the Manager, may establish underwriting criteria for evaluating potential investments and, if such underwriting criteria are established, the Company, in consultation with the Manager, may modify such underwriting criteria at any time and from time to time. The Company's policy is generally to offer a price for each asset that it contemplates acquiring not greater than the price that the Manager estimates to be sufficient to generate an acceptable risk-adjusted return to the Company from the acquisition of that asset.

     The Company will be permitted to join with a co-investor to bid on a portfolio of assets if the Company believes that doing so would enhance the Company's likelihood of being a successful bidder. If successful, the Company and the co-investor may either (a) allocate some or all of the assets in an agreed-upon manner or (b) maintain a joint interest in those assets not separately allocated between them.

     The Company will not invest an amount that is more than 10% of its equity capital in any single asset, or in one or more loans to any single borrower, without the prior approval of the Board. For purposes of the preceding sentence, the Company's acquisition of a pool of assets from a seller in a single transaction will be considered as the separate acquisition by the Company of each of the assets within the pool.

IV.  INVESTMENTS IN REAL ESTATE RELATED ASSETS
----------------------------------------------

       A.  PERFORMING TERM LOANS
       -------------------------

       The Company will be permitted to acquire performing commercial and multifamily Term Loans that are consistent with the Company's underwriting criteria, if any, established and modified from time to time. The Company expects that it will invest a substantial portion of its assets in performing commercial and multifamily Term Loans originated by financial institutions in the business of originating such Terms Loans, and that it generally will hold those Term Loans in its portfolio of assets on a long term basis (although they may be pledged as collateral for the Company's indebtedness).

     In considering whether to acquire a pool of Mortgage Loans other than the Initial Mortgage Loans, the Company's policy is to request that the Manager perform certain due diligence tasks on behalf of the Company that reasonably may be expected to provide to the Company such information regarding such Mortgage Loans as the Company and Manager determine to be relevant and material to the Company's determination as to the value of the Mortgage Loans within that pool and whether the Company should acquire that pool.

     The Company's policy is to determine, generally in consultation with the Manager, which Mortgage Loans within a pool will undergo a "full scope review" and which of those Mortgage Loans will undergo a more streamlined "desktop analysis." Considerations that may influence the scope of review to be given to a specific Mortgage Loan within a pool may include reported loan size (the larger the Mortgage Loan relative to other loans in the pool, the more likely the full scope review), reported loan to value ratio (the higher the ratio relative to the ratios of other loans within the pool, the more likely the full scope review), reported loan maturity date (the longer the term to maturity relative to other loans, the more likely the full scope review), reported major tenant lease rollover (if applicable, the shorter the time to major tenant lease rollover dates relative to the time to rollover dates for major tenant leases at commercial properties securing other loans within the pool, the more likely the full scope review), reported property type (with a view toward having full scope reviews that cover all of the major property types represented within the pool), reported geographic location (with a view toward having full scope reviews of properties within those geographic areas in which the properties within the pool are concentrated) and reported debt service coverage ratio ("DSCR", the lower the DSCR relative to the DSCR of other loans within the pool, the more likely the full scope review).

     A full scope review of a particular Mortgage Loan within a pool may include, among other factors, a review of the governing loan documents; a review of the mortgagee policy of title insurance (if available, or, if not available, a review of a reasonably current preliminary title report and the portion of the loan closing escrow instructions that condition closing on receipt of a commitment to issue a mortgagee policy of title insurance and the conditions related thereto, or equivalent); a review of other relevant insurance
(including the scope and terms of coverage with respect to casualty and liability); a site inspection of the Mortgaged Property securing the borrower's obligations with respect to that Mortgage Loan; an analysis of a current rent roll for that Mortgaged Property; a review of reported historical income and expenses for that Mortgaged Property; a review of major leases for that Mortgaged Property (if applicable and available); a review of recent appraisals, engineering reports and environmental reports for that Mortgaged Property (if applicable and available); and a review of such other matters as the Manager may deem relevant and appropriate. After review of the relevant documentation and other items and matters has been completed, the Company's policy is to analyze the information complied and to determine whether (a) the collateral value of that Mortgaged Property is adequate to support that Mortgage Loan and (b) the other attributes of that Mortgage Loan (such as the relevant documentation) are satisfactory to the Company.

     The Company's policy is to acquire Mortgage Loans only at prices that are fair to the Company and that meet the Company's investment criteria. In determining the price of a Mortgage Loan, the Company may request that the Manager review and analyze a number of factors, including market conditions (market interest rates, the availability of mortgage credit and economic, demographic, geographic, tax, legal and other factors), the yield to maturity of the Mortgage Loan, the liquidity of the Mortgage Loan, the limitations on the obligations of the seller with respect to the Mortgage Loan, the rate and timing of payments to be made with respect to the Mortgage Loan, the Mortgaged Property underlying the Mortgage Loan, the risk of adverse fluctuations in the market values of that Mortgaged Property as a result of economic events or governmental regulations, the historical performance and other attributes of the property manager responsible for managing that Mortgaged Property, relevant laws limiting actions that may be taken with respect to loans secured by Real Property and limitations on recourse against the obligors following realization on the collateral through various means, risks of timing with respect to Mortgage Loan prepayments, risks associated with geographic concentration of underlying assets constituting the Mortgaged Property for the relevant Mortgage Loan, environmental risks, pending and threatened litigation, junior liens and other issues relating to title, a prior history of defaults by affiliated parties on similar and dissimilar obligations, and other factors. In determining whether to recommend the approval of the acquisition of a Mortgage Loan, the Manager may be instructed to consider data such as that presented in the tables appearing on pages 61 through 75 of the Prospectus.

     The Company's policy is to measure estimated losses on Mortgage Loans in two ways, loss frequency and loss severity. Loss frequency (the percentage of the loan balances projected to default during the life of the Mortgage pool) generally is to be estimated by using industry standard predictive models or other models suggested by the Manager and approved by the Company, supplemented by the loan originator's historical data and experience. Loss severity (the amount of loss expected to be realized on defaulted loans) generally is to be estimated by projecting the net resolution proceeds expected to be derived from the defaulted loans. The Company's policy is generally to include within the net resolution analysis a review of all potential forms of resolution, including full payoff, discounted payoff, reinstatement, foreclosure and sale (both judicial or nonjudicial), and conveyance by deed-in-lieu of foreclosure and sale (including the cost of anticipated concessions to the borrower, if any). The Company's policy is that the analysis generally is to take into account, among other things, the fair market value of the underlying Mortgaged Property, the carrying costs of the Mortgaged Property (i.e., property taxes, insurance and
                                          ----
maintenance) and the estimated time to resolution in the particular jurisdiction in which the Mortgaged Property is located.

     The Company's policy is to request that the Manager negotiate, on behalf of the Company and subject to such instructions as the Company may provide, the terms and conditions of the agreements pursuant to which Mortgage Loans or pools of Mortgage Loans are to be acquired by the Company. The Company's policy generally is to include within such terms and conditions those customary and usual representations and warranties from the seller of the Mortgage Loans concerning the underwriting, origination and characteristics of the Mortgage Loans that are required by rating agencies in securitizations. With respect to Term Loans acquired from Southern Pacific Bank ("SPB") after the Company's acquisition of the Initial Mortgage Loans, the Company's policy is that the agreement pursuant to which the Term Loans are acquired generally should contain representations and warranties that are similar to those obtained with respect to the Company's acquisition of the Initial Mortgage Loans.

     The Agreement for Purchase and Sale of Real Estate Loans between the Company and SPB (the "Loan Purchase Agreement") contains a covenant by SPB granting to the Company, for as long as the Management Agreement with the Manager remains in effect, a right of first offer to purchase, in addition to the Initial Mortgage Loans, not less than $150 million annually of multifamily and commercial Mortgage Loans typical of those originated by SPB, pursuant to the terms and conditions set forth in the Loan Purchase Agreement. Although not contractually committed to do so, the Company presently intends to purchase the Mortgage Loans offered to it pursuant to the foregoing right of first offer, provided such purchase would comply with these Policies and Guidelines and the Company's underwriting criteria, if any, as established and modified from time to time. The Company believes that commercial and multifamily Mortgage Loans originated by SPB will be appropriate assets for the Company given the Company's investment strategy.

     B. CONSTRUCTION LOANS AND MEZZANINE LOANS
     -----------------------------------------

     The Company will be permitted to provide construction or rehabilitation financing for commercial properties (each such financing is referred to as a "Construction Loan"). The Company will be permitted to make a Construction Loan of up to 90% of anticipated total project hard and soft costs (including interest reserve) if the Construction Loan is secured by a first lien mortgage, deed of trust, or deed to secure debt, as collateral security for the borrower's obligations with respect to the Construction Loan. In addition, the Company will be permitted to provide Mezzanine Loans to owners of multifamily and commercial properties if those properties are encumbered by first lien mortgages, deeds of trust or deeds to secure debt, but only if the Company's Mezzanine Loans are to be secured by junior liens on the subject properties, or otherwise secured (e.g., by partnership interests or other ownership interests in the borrowing entity) but only if the Company's investment in such Mezzanine Loans would not cause the Company to fail to qualify for REIT status. The policy of the Company is that, at the time of origination of a Mezzanine Loan, the value of the subject property generally should exceed by at least 5% the sum of (a) the outstanding balances of the debt secured by the first lien and (b) the maximum amount contemplated to be advanced by the Company under the Mezzanine Loan. With respect to both Construction Loans and Mezzanine Loans, the Company may receive not only a stated fixed or variable interest rate on the loan, but also a percentage of gross revenues (but not net income or any other amount based on or derived from profits) and/or a percentage of the increase in the fair market value of the property securing repayment of that Construction Loan or Mezzanine Loan, payable upon maturity or refinancing of the applicable Construction Loan or Mezzanine Loan. Before acquiring any other "shared appreciation" rights, the Company's policy is to consult with a tax attorney knowledgeable as to the tax aspects of the origination or acquisition of construction and mezzanine loans by REITs.

     C. DISTRESSED MORTGAGE LOANS
     ----------------------------

     The Company will be permitted to acquire Distressed Mortgage Loans, including Subperforming Mortgage Loans and Nonperfoming Mortgage Loans. If the Company acquires pools of Distressed Mortgage Loans (or pools of Mortgage Loans that are primarily Distressed Mortgage Loans), the Company's policy is that the due diligence to be performed before acquiring such Distressed Mortgage Loans or pools is to be substantially similar to both the due diligence process described above in connection with the acquisition of performing Term Loans and the due diligence process described below to be performed in connection with the acquisition of Distressed Real Properties.

     D. MBS INTERESTS
     ----------------

     The Company will be permitted to acquire rated and unrated classes of mortgage backed securities, whether investment grade or non-investment grade ("MBS Interests"). The Company's investment policy with respect to MBS Interests will be to focus primarily on non-investment grade classes and investment-grade interest-only classes. The Company also will be permitted to acquire other classes of mortgage backed securities (or portions of classes), including rated and unrated principal only, inverse interest only, and subordinated interest only classes and REMIC Residual Interests.

     In considering whether to acquire an MBS Interest, the Company's policy is to determine, in consultation with the Manager, the scope of review to be performed before the Company acquires that MBS Interest, which review will be designed to provide to the Company such information regarding that MBS Interest as the Company and Manager determine to be relevant and material to the Company's decision regarding the acquisition of that MBS Interest. With respect to MBS Interests acquired subsequent to the Company's acquisition of the Initial Investments, the Company's policy generally is to request that the Manager perform due diligence substantially similar to that described above in connection with the acquisition of performing Term Loans. The due diligence may include an analysis of (i) the underlying collateral pool, (ii) the prepayment and default history of the originator's prior loans, (iii) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses) and (iv) various default scenarios. The Company also may request that the Manager determine and advise the Company as to the price at which the Manager would recommend acquisition of the MBS Interest by the Company, and the Manager's reasons for such advice.

     In determining the price of an MBS Interest, the Company may request that the Manager review and analyze a number of factors including market conditions (market interest rates, the availability of mortgage credit and economic, demographic, geographic, tax, legal and other factors), the yield to maturity of the MBS Interest, the liquidity of the MBS Interest, the limitations on the obligations of the seller with respect to the MBS Interest, the rate and timing of payments to be made with respect to the MBS Interest, the Mortgage Collateral underlying the MBS Interest, the risk of adverse fluctuations in the market values of that Mortgage Collateral as a result of economic events or governmental regulations, the historical performance and other attributes of the property manager responsible for managing that Mortgage Collateral, relevant laws limiting actions that may be taken with respect to the Mortgage Collateral and limitations on recourse against the obligors following realization on the collateral through various means, risks of timing with respect to mortgage prepayments, risks associated with geographic concentration of underlying assets constituting the Mortgage Collateral for the MBS Interest, environmental risks, pending and threatened litigation, junior liens and other issues relating to title, a prior history of defaults by affiliated parties on similar and dissimilar obligations, the availability and cost of obtaining Special Servicing Rights and impact of a failure to obtain such Special Servicing Rights on the Company's exemption from regulation under the Investment Company Act, and other factors. In determining whether to recommend the approval of the acquisition of an MBS Interest, the Manager may be instructed to consider data such as that presented in the tables appearing on pages 79 through 104 of the Prospectus.

     The Company's policy is to measure estimated losses on Mortgage Collateral underlying MBS Interests in two ways, loss frequency and loss severity. Loss frequency (the percentage of the loan balances projected to default during the life of the Mortgage Collateral pool) generally is to be estimated by using industry standard predictive models or other models suggested by the Manager and approved by the Company, supplemented by the loan originator's historical data and experience. Loss severity (the amount of loss expected to be realized on defaulted loans) generally is to be estimated by projecting the net resolution proceeds expected to be derived from the defaulted loans. The Company's policy is generally to include within the net resolution analysis a review of all potential forms of resolution, including full payoff, discounted payoff, reinstatement, foreclosure and sale (both judicial or nonjudicial), and conveyance by deed-in-lieu of foreclosure and sale (including the cost of anticipated concessions to the borrower, if any). The Company's policy is that the analysis generally is to take into account, among other things, the fair market value of the underlying Mortgage Collateral, the carrying costs of the Mortgage Collateral (i.e., property taxes, insurance and maintenance) and the estimated time to resolution in the particular jurisdiction in which the Mortgage Collateral is located.

     The Company's policy is generally to consider all of the relevant and material factors in deciding whether to acquire, and the price to pay for, an MBS Interest. The relevant and material factors may include the possibility of receipt of taxable income from an MBS Interest that is in excess of the economic income to be derived therefrom, it being the Company's intention to minimize such excess taxable income; the status of an investment in an MBS Interest and the impact of such investment on the Company's exemption from regulation under the Investment Company Act; whether the Company can obtain Special Servicing Rights with respect to the underlying Mortgage Collateral; the percentage of the Company's portfolio of assets then invested in MBS Interests relative to its other types of assets; the expected current yield and yield to maturity of the MBS Interest; whether the MBS Interest provides a natural hedge against prepayment risk or interest rate risk related to other MBS Interests owned or contemplated to be acquired by the Company; and the credit quality of the Mortgage Collateral underlying the MBS Interest (including the loan-to-value ratio, the outstanding principal amount, the loan terms, the terms of any material leases relating to the Mortgage Property underlying the Mortgage Collateral, the credit-worthiness of the tenants occupying the underlying Mortgaged Property and the location of the underlying Mortgaged Property). The Company' policy is to attempt, when available, to acquire control of Special Servicing Rights with respect to all MBS Interests to be acquired by the Company.

     The Company's policy is to maintain a relationship with Imperial Credit and SPB in which the Company will be a ready, willing and able purchaser of MBS Interests that may be sold from time to time by Imperial Credit or SPB. Although no binding commitment will exist on the part of Imperial Credit, SPB or the Company regarding the sale and purchase of MBS Interests, the Company expects to be able to purchase MBS Interests from Imperial Credit and SPB at prices and on terms that meet the Company's investment criteria.

     E. REAL PROPERTIES
     ------------------

     The Company will be permitted to acquire multifamily and commercial Real Properties at prices that are fair to the Company and that meet the Company's investment criteria. In determining the price of a Real Property, the Company's policy is to request that the Manager obtain and advise the Company as to a number of relevant factors. The Company's policy is to request that the Manager conduct an investigation and evaluation of the properties in a portfolio of Real Properties before acquiring such a portfolio. Prior to acquiring such a portfolio, the Company's policy generally is to request that the Manager identify and contact real estate brokers and/or appraisers in the market area of the Real Properties within the portfolio to obtain information regarding rental rates and sale prices of comparable real property. The Company may request that the Manager obtain an appraisal of the Real Properties by an MAI appraiser who is certified or licensed in the state and whose compensation is not dependent on the outcome of its appraisal or the transaction. The Company's policy is to determine, in consultation with the Manager, whether to obtain a Phase I environmental assessment (or, if available to the Company or the Manager, to request that the Manager review a previously obtained Phase I environmental assessment) for each Real Property, certain Real Properties, or none of the Real Properties within the portfolio prior to its acquisition by the Company. The policy of the Company is to use the information contained in such comparables and environmental assessments to supplement the due diligence that is to be performed by the Manager with respect to that portfolio.

     The Company's policy is generally to request that the Manager include within its due diligence review and analysis of those Real Properties contemplated to be acquired by the Company a review of market studies for each geographic market in which the Real Properties within a portfolio are concentrated. The Company may request that such studies include area economic data, employment trends, absorption rates and market rental rates. The Company's policy is that such due diligence analyses generally also include (i) site inspections of the most significant properties in a portfolio of Real Properties (and, if the Company determines that such a review will be cost-effective, a random sampling of the less significant properties), and (ii) a review of all property files and documentation that are made available to the Company or the Manager. The Company generally will require that such reviews include, to the extent possible, examinations of available legal documents, litigation files, correspondence, title reports, operating statements, appraisals and engineering and environmental reports.

     The Company's policy is that the process of determining the fair market value of a Real Property is to utilize those procedures that the Company and the Manager deem relevant for the specific Real Property being evaluated, which procedures need not be the same for each Real

Property being evaluated. Sources of information that may be examined in determining the fair market value of a Real Property may include one or more of the following: (a) current and historical operating statements; (b) existing or new appraisals; (c) sales comparables; (d) industry statistics and reports regarding operating expenses, such as those compiled by the Institute of Real Estate Management and the Building Owners and Managers Association; (e) existing leases and market rates for comparable leases; (f) deferred maintenance observed during site inspections or described in structural and engineering reports, and
(g) correspondence and other documents and memoranda found in the files of the seller of that Real Property or in the files of other relevant parties.

     The Company's policy is generally to request that the Manager develop projections of net operating income and cash flows for a Real Property that the Company proposes to acquire, taking into account lease rollovers, tenant improvement costs, leasing commissions and such other relevant and material factors that the Company may deem appropriate. The Company's policy is to request that the Manager compare its estimates of revenue and expenses for a Real Property to historical operating statements and estimates provided in appraisals and general industry and regional statistics. The Company's policy is to request that the Manager apply market capitalization rates and discount rates to the cash flow projections from that Real Property to estimate its fair market value. The Company's policy is to request that the Manager compare the estimated fair market value of the Real Property to available appraisals and market sales comparables to determine a recommended bid price and bid strategy for the Real Property. The Company's policy is generally to request that the Manager, in recommending a bid price and strategy, take into account projected holding periods, anticipated capital costs and projected profit expectations for the Real Property. The Company's policy is to review the Manager's recommended bid price and to decide whether, and at what price, to bid for that Real Property.

     The Company's policy generally is to hold each Real Property in its portfolio for more than four years and fewer than ten years, although the period during which the Company will hold each Real Property can be expected to vary considerably from asset to asset. If the Company can acquire a Real Property that it is likely to hold for fewer than four years, the Company may establish a corporation in which it will hold a non-voting ownership interest of at least 95% to make the acquisition. The Company has been advised that, under current tax laws, such a corporation will not be eligible for taxation as a qualified REIT subsidiary, and any profits that such corporation earns on its activities will be subject to federal corporate income tax. If the Company acquires a Real Property with the intent to own it for more than four years, but an opportunity arises to sell on terms favorable to the Company earlier that four years after its acquisition, the Company's policy is to consider strategies that may enable it to reduce adverse tax consequences to the Company and its stockholders that might arise from such a sale.

     The Company's policy is to maintain comprehensive insurance coverage, including liability insurance and fire and extended coverage casualty insurance, on each of the Real Properties in its portfolio. The Company's policy is generally that such insurance policies are to provide coverage in amounts sufficient to permit the replacement of each Real Property in the event of a total loss, subject to applicable deductibles. The coverage is to be of the type and in an amount similar to the coverage and amount customarily obtained by owners of similar properties.

     F. DISTRESSED REAL PROPERTY
     ---------------------------

     The Company will be permitted to acquire Distressed Real Property, including REO Property. If the Company acquires Distressed Real Properties or portfolios of Distressed Real Properties (including portfolios of Real Properties that are primarily Distressed Real Properties), the Company's policy is that the due diligence to be performed before acquiring such Distressed Real Properties or portfolios is to be substantially similar to the due diligence process described above in connection with the acquisition of Real Properties generally and, in addition, the Company's policy is to request that the Manager analyze and determine (i) the factors that have caused such Real Properties to become Distressed Real Properties, (ii) the methods by which the cash flow generated from such Distressed Real Properties may be increased, (iii) the methods by which the fair market values of such Distressed Real Properties may be increased and the amount by which the fair market values of such Distressed Real Properties may be increased, (iv) the projected cost of implementation of the strategies to increase the fair market values, (v) the likelihood of success in achieving the projected increases in fair market values (including an analysis of the likely results if the projected increases are not fully achieved) and (vii) the estimated time period to achieve the projected increases in fair market values.

     G. SALE-LEASEBACK PROPERTIES
     ----------------------------

     The Company will be permitted to acquire Real Property in sale-leaseback transactions, in which the Company would acquire Real Property (either a fee or leasehold estate, and either improved or unimproved) and simultaneously lease that Real Property back to the seller under a long-term lease, generally a "triple net" lease (i.e., a lease pursuant to which the tenant pays all costs of
                    ----
insurance and maintenance and all real estate taxes and assessments allocated to the premises being leased). The Company will be permitted to incur indebtedness on such sale-leaseback Real Property secured by its rights under the related lease or leases.

     H. FOREIGN MORTGAGE LOANS AND REAL PROPERTIES
     ---------------------------------------------

     The Company will be permitted to acquire Real Properties located outside the United States and Mortgage Loans secured by foreign Real Properties, but the Company's policy is to follow the procedures set forth below with respect to such foreign Real Properties or Mortgage Loans:

     First, the Company will perform, or request that the Manager perform, a due diligence review and analysis of Mortgage Loans secured by foreign Real Properties substantially similar to that described above in connection with the acquisition of performing Term Loans and a due diligence review and analysis of foreign Real Properties substantially similar to that described above in connection with the acquisition of Real Properties.

     Second, the Company will hire, or request that the Manager hire a local law firm to advise the Company concerning the applicable laws, including real property laws, of the local jurisdiction and to provide a legal opinion about the Company's rights with respect to the Mortgage Loans or Real Properties. Third, if the country in which the relevant real property is located is subject to political instability, the Company may request that the Manager investigate the availability of, cost of, and benefits that reasonably can be expected to be provided to the Company by, obtaining insurance against such political risks. The Company's policy is to purchase such insurance only if the Manager advises the Company that based on the Manager's analysis of the relevant factors, the Manager has determined that the Company should purchase such insurance. Fourth, the Company may request that the Manager consider ways to minimize currency conversion risks that may be associated with the investment in foreign Mortgage Loans or foreign Real Properties, such as the purchase of currency swaps, and make a recommendation to the Company with respect thereto.

     The Company's policy is to limit its acquisitions of foreign Real Properties and Mortgage Loans secured by foreign Real Properties to no more than 20% of the Company's portfolio of assets (measured by fair market value at the time such proposed acquisition would be made). If fluctuations in the value of the Company's portfolio cause the percentage of the Company's portfolio that is invested in foreign Real Properties and Mortgage Loans secured by foreign Real Properties to rise above 20% of the Company's total portfolio of assets (measured by fair market value), the Company's policy is (a) to not acquire additional foreign Real Properties or Mortgage Loans secured by foreign Real Properties until such time as that percentage has been reduced to below 20% and
(b) if the Manager reports to the Company that market conditions for the sale of foreign Real Properties or Mortgage Loans secured by foreign Real Properties are favorable, and if such sale would not jeopardize the Company's status as a REIT or otherwise subject the Company to taxation, then the Company's policy is to sell one or more of its foreign Real Properties or Mortgage Loans secured by foreign Real Properties.

     1. REAL PROPERTIES WITH KNOWN ENVIRONMENTAL PROBLEMS
     ----------------------------------------------------

     The Company will be permitted to acquire Real Properties with known material environmental problems and Mortgage Loans secured by such Real Properties, including, for example, gas stations, but the Company's policy is to follow the procedures set forth below with respect to each such Real Property or Mortgage Loan.

     First, the Company will perform, or request that the Manager perform, a due diligence review and analysis of each Mortgage Loan secured by a Real Property with known material environmental problems substantially similar to that described above in connection with the acquisition of Distressed Mortgage Loans and a due diligence review and analysis of each such Real Property substantially similar to that described above in connection with the acquisition of Real Properties.

     Second, the Company may hire, or request that the Manager hire, an environmental engineering consultant to determine whether environmental remediation or monitoring of the relevant property will be required and, if so, to provide an estimate of the costs of such remediation or monitoring and the time required to effect such remediation or complete such monitoring.

     The Company's policy is generally to avoid acquiring in its own name Real Property with known material environmental problems (other than such Real Property acquired by the Company through foreclosure, or deed-in-lieu of foreclosure, when an "innocent lender" defense appears to be available to the Company). The Company's policy instead is to establish a special purpose entity to hold such Real Property. The Company has determined that, at the present time, the premiums for environmental insurance policies are too high for the coverage that would be provided by those policies. However, periodically (at least annually if the Company owns or is considering acquiring Real Properties with known material environmental problems), the Company will instruct the Manager to investigate and to advise the Company as to (i) the availability of, and coverages provided by, such insurance policies and (ii) the premiums required to be paid therefor and applicable deductibles thereunder.

V. INVESTMENTS IN OTHER ASSETS
------------------------------

     The Company will be permitted to acquire assets other than Real Estate Related Assets if it determines that to do so would enable the Company to diversify its asset base and to exploit opportunities in the marketplace that otherwise would not be available, but only if (i) not more than 20% of the Company's portfolio of assets (measured by both fair market value and income at the time such proposed acquisition would be made), including any cash or cash equivalent assets retained for liquidity purposes, are invested in such assets, and (ii) the Company determines that its status as a REIT and its exemption from regulation under the Investment Company Act would not be jeopardized by its acquisition of such assets. The Company will be permitted to make temporary investments (i.e., those that are expected to mature in six months or less) of its otherwise uninvested cash, but only if such investments will not jeopardize the Company's status as a REIT or its exemption from regulation under the Investment Company Act.

VI. LEVERAGE POLICY
-------------------

     The Company will be permitted to leverage its portfolio of assets through the issuance of CMOs, the use of reverse repurchase agreements, borrowings under warehouse lines of credit and secured or unsecured bank credit facilities and other borrowings including, without limitation, mortgage loans on Real Property owned by the Company. The terms of such borrowings may provide for the Company to pay a fixed or adjustable rate of interest, and may provide for any term to maturity that the Company deems appropriate.

     The Company's policy generally is to make investments for which leverage is either (a) in place at the time the investments are made or (b) in the opinion of the Manager, readily obtainable. The Company's policy is to obtain nonrecourse or limited recourse financing whenever reasonably possible.

     The Company will be permitted to leverage its portfolio of Mortgage Loans and certain other assets by securitizing them, primarily through the issuance by the Company of CMOs or in private placement transactions. Until the time when the Company's Mortgage Loans and certain of the Company's other assets have been securitized, the Company may enter into warehouse lines of credit secured by such assets. After the Company has acquired a quantity of performing Mortgage Loans that the Manager determines to be sufficient to justify the costs of a securitization, the

Company intends to securitize those performing Mortgage Loans. The Company's present intention is to securitize its portfolio of Mortgage Loans when securitization can be executed on favorable terms and when the Company foresees the potential opportunity to invest the proceeds of such securitization in a manner consistent with these Policies and Guidelines. The Company's policy is to design its securitization transactions in a manner that will maintain the Company's status as a REIT, generally as debt issued by a qualified REIT subsidiary of the Company or in another transaction structure that is reviewed by a tax attorney knowledgeable as to the tax aspects of securitizations. The Company also will be permitted to resecuritize its MBS Interests.

     The primary purpose for which the Company may leverage its assets is to increase its net income. The Company intends to achieve an increase in its net income by borrowing funds at interest rates (inclusive of all direct and indirect borrowing costs) that are lower than the net yields (after subtracting all related direct and indirect expenses) at which the Company may invest the net proceeds of those borrowings. The Company's policy is to delegate to the Manager the ability to arrange borrowings for the purposes set forth above, subject to periodic review by the Board. Moreover, even if interest rates or market conditions are adverse, the Company will be permitted to borrow funds for the purposes of (i) obtaining sufficient cash to make distributions of dividends required to be made under the provisions of the Code, (ii) increasing the Company's liquidity if the Company determines that such increase would be prudent under the circumstances and (iii) for any other purpose deemed by the Company to be appropriate and in the interests of the stockholders.

     At the present time, it is the Company's intention that, after a significant portion of the net proceeds of the Company's initial public offering of its Common Stock has been invested or committed for investment, it will commence the process of leveraging its assets through borrowings in accordance with these Policies and Guidelines until the ratio of the Company's overall indebtedness to its assets is at a level determined by the Company to be appropriate under the circumstances.

VII. HEDGING POLICY
-------------------

     The Company's policy is to attempt to mitigate certain risks through the use of hedging techniques. The Company will employ hedging techniques only when the Company believes, upon advise of the Manager, that the use of such techniques will be in the Company's best interests. Such risks would include interest rate fluctuations, which could adversely affect the value of certain of the Company's assets or the cost of certain of the Company's borrowings.

     The Company will request that the Manager determine hedging strategies, subject to the terms and conditions of these Policies and Guidelines, and to advise the Company as to the availability and cost of employing certain hedging techniques. The Company may enter into hedging transactions to fix or limit the interest rates on the Company's variable interest rate indebtedness in order to protect against adverse interest rate fluctuations. The Company may enter into hedging transactions to increase the Company's liquidity or decrease the Company's risk of holding an asset by guaranteeing, in whole or in part, the price at which that asset may be disposed of prior to its maturity. The Company's policy is to use hedging strategies to mitigate potential risks, and not for speculative purposes. The Company recognizes that hedging transactions are themselves subject to risks of loss, which may reduce the Company's earnings.

     The interest rate risk management techniques that the Company may employ include: put options and call options on securities or indices of securities, interest rate caps (the contractual limitation or shifting to another party of the risk of increases in floating interest rates on indebtedness above a specified rate), interest rate swaps (the contractual exchange of fixed interest rate payments on indebtedness for floating interest rate payments on indebtedness), interest rate futures contracts and options on such futures contracts, and other techniques.

     The Company may hedge against interest rate risks by purchasing "Qualified Hedges" as defined in the Code. The provisions of the Code regarding the qualification of an entity as a REIT may restrict the Company's ability to enter into hedging transactions that are not Qualified Hedges and may require the Company to conduct part or all of its hedging activities through a taxable subsidiary corporation. The Company's policy is that, prior to employing a particular hedging technique that is not a Qualified Hedge, the Company will request that the Manager advise the Company as to whether to obtain an opinion of a tax attorney regarding the impact on the Company's status as a REIT from the Company's use of that particular hedging technique. If the Company's direct conduct of hedging activities could jeopardize the Company's status as a REIT or otherwise potentially subject the Company to taxation as a corporation, the Company is permitted to form a non-qualified taxable REIT subsidiary through which it can conduct its hedging activities on the Company's behalf.

                               A G R E E M E N T
                               -----------------

          This agreement (the "Agreement"), dated as of August 13, 1999, is made by and between Robert A. Stanger & Co., Inc., a New Jersey corporation ("Stanger") with offices at 1129 Broad Street, Shrewsbury, New Jersey 07702, and Imperial Credit Commercial Mortgage Investment Corp. (the "Company") with offices at 11601 Wilshire Boulevard, Suite 2080, Los Angeles, California 90025.

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, the Company and ICCMIC Acquisition Corp. (the "Merger Sub"), a wholly owned subsidiary of Imperial Credit Industries, Inc. ("Imperial Credit"), have entered into a merger agreement (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the "Merger");

          WHEREAS, pursuant to the Merger Agreement, each issued and outstanding share of the Company (the "Shares"), other than shares held by Imperial Credit and its subsidiaries, will be converted into the right to receive $11.50 per share in cash, subject to adjustment, upon the terms and conditions provided for in the Merger Agreement;

          WHEREAS, pursuant to the Merger Agreement, completion of the Merger is subject to the approval of the shareholders of the Company, among other conditions;

          WHEREAS, pursuant to the Merger Agreement, the Company may seek superior proposals from third parties during a sixty-day solicitation period commencing with the execution of this Agreement;

          WHEREAS, Imperial Credit Commercial Asset Management Corporation (the "Management Company"), a subsidiary of Imperial Credit, manages the assets of and provides administrative services to the Company pursuant to a management agreement (the "Management Agreement");

          WHEREAS, pursuant to the Merger Agreement, the Management Agreement will be terminated;

          WHEREAS, the Merger Agreement contemplates that the Company and Imperial Credit will obtain an independent appraisal (the "Appraisal") of the value of the termination fee, if any, that would be payable to the Management Company pursuant to Section 15 of the Management Agreement if the Management Agreement was not renewed by the Company and terminated on October 22, 1999 (the "Management Agreement Amount"),

          WHEREAS, a special committee (the "Special Committee") of the Board of Directors (the "Board of Directors") of the Company has been formed and such Special Committee desires to retain Stanger to perform the Appraisal of the estimated value of the Management Agreement Amount based upon Stanger's independent review of the Management Agreement and Merger Agreement and such other matters as deemed appropriate in accordance with the terms and conditions hereof; and

          WHEREAS, Stanger is willing to provide such services in accordance with the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1.   Scope of Services.  Stanger shall render an appraisal report, which is
          -----------------
contemplated and required by the Merger Agreement (the "Report"), estimating the value of the Management Agreement Amount pursuant to the Management Agreement. Such Report shall include: (i) a description of the methodology utilized by Stanger in its determination of the value of the Management Agreement Amount;
(ii) a description of the material assumptions and limitations relating to the valuation of the Management Agreement Amount; and (iii) a conclusion, expressed as a specific dollar amount, of the value of the Management Agreement Amount. Stanger agrees that the Appraisal shall be conducted in good faith subject to customary appraisal practices. Stanger represents and warrants that it has had no prior business or other relationship with Imperial Credit, the Management Company, or Friedman, Billings, Ramsey & Co., Inc., or to its knowledge, any current director, officer, employee or agent of any of them, that could reasonably result in a conflict of interest between Stanger and the Company; nor is Stanger aware of any other matter that could reasonably result in a conflict of interest between Stanger and the Company. In addition, Stanger represents and warrants that prior to this engagement, it has had no personal knowledge of, or relationship with, the following directors of the Company: Mark S. Karlan,
H. Wayne Snavely and Kevin E. Villani. Stanger will promptly notify the Company of any change in the status of the foregoing.

          The Company and the Special Committee understand that, in undertaking this Agreement and preparing the Report, Stanger may be called upon to make certain assumptions regarding the interpretation of certain terms of the Management Agreement and other agreements. The Company and the Special Committee acknowledge that the assumptions made by Stanger in its review and interpretation of such agreements may affect the Management Agreement Amount value conclusion reached by Stanger in its Report, and that Stanger is authorized to provide its estimate of value based on such assumptions.

          The Report shall be addressed to the Special Committee and shall be delivered on or before the thirtieth day following the date of this agreement, provided that the information requested pursuant to Section 2 of this Agreement is provided on a timely basis.

          Stanger agrees that, upon request of the Special Committee, Stanger's representatives shall render one or more presentations to the Special Committee with respect to the status of Stanger's analysis and the preparation of the Report, at such times and places as shall be mutually agreeable to the Special Committee and Stanger.

          Stanger agrees that, upon request of the Special Committee, Stanger's representatives shall meet with representatives of certain experts representing Imperial Credit with respect to: (i) such experts' analysis and valuation of the Management Agreement Amount; and (ii) Stanger's analysis and the Report, at such times and places as shall be mutually agreeable to the Special Committee and Stanger.

     2.   Information and Stanger's Review: The Report will be based upon
          ---------------------------------
Stanger's review of the information included on Exhibit I to this Agreement.

          In addition to reviewing the information on Exhibit I, to the extent available, Stanger representatives will review the information set forth in the proxy or other solicitation materials submitted or supplied to the shareholders of the Company.

          In connection with Stanger's activities on behalf of the Company, the Company agrees to use its reasonable best efforts to furnish or cause to be furnished to Stanger the items listed on Exhibit I and to use its reasonable best efforts to furnish or cause to be furnished all information and data which Stanger reasonably deems appropriate (collectively with items listed on Exhibit I, the "Information"). The Company also agrees to give Stanger reasonable access to the Company's officers, employees, advisors, consultants, and directors and shall, to the extent it reasonably can, direct the Management Company to give Stanger reasonable access to such persons. The Company hereby represents that the Information made available to Stanger by the Company and the Management Company, to the best of its knowledge: (i) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made; and (ii) will be complete and correct in all material respects.

          The Company acknowledges that, in addition to its own investigations, Stanger will rely on representations of the Company and the Management Company concerning their knowledge of issues relating to the Company and the Management Company in rendering the Report, which will be one of a number of bases for and will support Stanger's Report. Stanger will not prepare or provide to the Special Committee any other written report or compendium of its analysis.

          With respect to the Information furnished to Stanger pursuant to this Agreement, to the extent the Information includes "forward looking statements" (as such term is defined under Rule 175 under the Securities Act of 1933, as amended) the Company represents that, to its knowledge at the time given, such "forward looking statements" were disclosed in good faith and were prepared on a reasonable basis, reflecting the Company's best currently available estimates.

          The review referred to above is undertaken solely for the purpose of performing the services contemplated hereby and providing the Report. Stanger makes no representation as to the adequacy of such review for any other purpose.

          The Report will be based in part on Information provided by the Company, the Management Company and/or their agents which Stanger deems to be reliable, but no representation as to the completeness and accuracy of such Information (including without limitation the financial information and other pertinent data) is made by Stanger. Stanger will be entitled to rely upon the accuracy of representations of each of the Company and the Management Company or their agents regarding the Information made available or to be made available to Stanger by the Company, the Management Company and/or their agents. The Company confirms that, in rendering the Report, Stanger will be so relying on Information provided by the Company, the Management Company and/or their agents without independent verification and that Stanger undertakes herein no obligation to independently verify the accuracy or completeness of the Information.

     3.   Payment For Services:    With respect to the Report, the fee is
          ---------------------
$250,000, payable $125,000 by the Company to Stanger on the date hereof and $125,000 on the earlier of: (i) the date the Report is rendered to the Special Committee or (ii) September 12, 1999. No portion of the fee payable to Stanger shall be dependent in any way on the results of Stanger's work or the content of the Report. All fees are payable in accordance with the terms of this Section 3, it being understood that such fees are not dependent upon the consummation of the transactions contemplated by the Merger Agreement.

          In addition, Stanger will be reimbursed by the Company for (i) any reasonable out-of-pocket expenses incurred in connection with the services outlined above, including expenses relating to travel, meals, lodging and communications, among others, which amounts shall be due and payable upon receipt by the Company of appropriate vouchers therefor, and (ii) for the reasonable fees and disbursements of Stanger's counsel, which reimbursable fees and disbursements of counsel shall not exceed $5,000 without the Company's prior written consent.

     4.   Confidentiality:  Any information submitted by the Company to Stanger
          ----------------
in connection with the services described above which is not publicly available shall be kept strictly confidential by Stanger, shall be used only in connection with Stanger's work for the Company as set forth in this Agreement and shall not be released to any other person, unless required by law, without the prior written consent of the Company.

     5.   Use of Report:  The Report to be provided by Stanger is intended
          --------------
solely for the use of the Special Committee and may be made available by the Special Committee to shareholders of the Company, Imperial Credit, and an independent appraisal firm engaged by Imperial Credit ("Imperial Credit's Appraiser") and any other appraisal firm appointed or engaged as contemplated by section 15 of the Management Agreement, as contemplated and required by the Merger Agreement. However, Stanger shall not discuss its appraisal with or provide its Report to Imperial Credit or Imperial Credit's Appraiser until so instructed by the Special Committee. Stanger hereby agrees that the Report may be included, referenced, described, reproduced or otherwise utilized in the proxy solicitation or other materials relating to the transactions contemplated by the Merger Agreement distributed by the Company or Imperial Credit as contemplated and required by the Merger Agreement. Any such utilizations, however, must be submitted to Stanger for review prior to use. Such proxy solicitation or other materials may also refer to Stanger and the material terms of this Agreement. The Report may be used in the manner contemplated by the Merger Agreement; however, it is expressly understood that such utilization by the Company will not give rise to any liability or claim by the Company, Imperial Credit or the Management Company against Stanger. The Report shall not be used for any other purpose without the consent of Stanger, which consent shall not be unreasonably withheld.

     6.   Responsibilities and Indemnification:  Stanger assumes no
          -------------------------------------
responsibility under this Agreement other than to render the services outlined in this Agreement. No third party shall have any rights against Stanger or any other "Indemnified Party" (as defined below) by reason of this Agreement or Stanger's or any other Indemnified Party's services in connection herewith. The Company agrees that, whether or not the transactions contemplated by the Merger Agreement or any other agreement are consummated, it will indemnify, defend and hold harmless Stanger, its officers, directors, employees, and each person, if any, who controls Stanger within the meaning of Section 15 of the Securities Act of 1933, as amended ("Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all expenses, which include fees and disbursements of counsel, reasonably incurred by Stanger or any other such Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding whether or not resulting in any liability), to which such Indemnified Party may become subject related to or arising out of Stanger's engagement by the Company and the performance of the services for the Company contemplated hereunder, or caused by any breach by the Company of any provision of this Agreement, and the Company will promptly reimburse Stanger or such other Indemnified Party (provided that such Indemnified Party agrees to be subject to the terms of the next sentence) for its legal and other expenses as and when they are incurred in connection therewith. In the event and to the extent that the Company is found not liable for the indemnification and reimbursement obligations under this Section 6 as a result of a final judgement of a court of competent jurisdiction that Stanger or such other Indemnified Party acted with gross negligence or willful misconduct, any such legal and expense reimbursements paid to Stanger or such other Indemnified Party shall be promptly repaid to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be liable for the indemnification and reimbursement obligations under this Section 6.

          Notwithstanding the foregoing, the Company shall not be liable under this Section 6 to indemnify Stanger or any other Indemnified Party as set forth above for any loss, liability, claim, damage or expense which arose in whole or in part, directly or indirectly, in any manner whatsoever, to the extent that any such loss, liability, claim, damage or expense is found in a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Stanger or such other Indemnified Party. The Company further agrees that neither Stanger nor any other Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it or to any entity formed in connection with the transactions contemplated by the Merger Agreement or such other agreement, or to any of their respective security holders or creditors, related to or arising out of Stanger's engagement or Stanger's or such other Indemnified Party's performance of the services contemplated hereunder, except to the extent that any loss, liability, claim, damage or expense is found in a final judgment of a court of competent jurisdiction to have resulted from Stanger's or such other Indemnified Party's gross negligence or willful misconduct.

          Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action or proceeding in connection with any matter in respect of which indemnification or reimbursement is sought hereunder, the Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding and the Company will assume the defense of such action including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. Failure of the Indemnified Party to so notify the Company will not relieve the Company of their obligations under this Section 6, unless such failure materially adversely affects the Company's ability to defend effectively such action or proceeding. In the event the Indemnified Party reasonably determines in its judgment reasonably exercised, that there is a conflict of interest by reason of having a common counsel, then the Indemnified Party may employ one separate counsel to represent or defend it or any other Indemnified Party in any such action or proceeding in which it or such Indemnified Party may become involved or is named as defendant, and the Company will pay as incurred the reasonable fees and disbursements of such counsel, subject to the agreement to repay such fees and disbursements as contemplated by the first paragraph of this section 6.

          The Company agrees to notify Stanger promptly of the assertion against it or Stanger or any Indemnified Party of any claim or the commencement of any action or proceeding to which the Company has knowledge and relating to the transaction contemplated by the Merger Agreement, the Management Agreement or this Agreement, provided however that failure to notify Stanger of any claim or commencement of any action to which Stanger or any other Indemnified Party is not a party thereto, or for which Stanger or any other Indemnified Party would not reasonably seek indemnification hereunder, shall not constitute a breach of this Agreement.

          The Company agrees that, without Stanger's prior written consent (which consent will not be unreasonably withheld), the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of each of the Indemnified Parties from all liability arising out of such claim, action or proceeding.

          Notwithstanding any other provision of this Agreement to the contrary, enforcement of the indemnification given by the Company under this Section 6 shall be in addition to any other avenue of recourse an Indemnified Party may otherwise have, shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Stanger and any other Indemnified Party, shall survive the termination of Stanger's engagement or any modification of the Agreement, and shall be binding upon any successors or assigns of the Company.

          If the indemnification provided for in this Section 6 is unavailable to Stanger or an Indemnified Party under the preceding paragraphs in respect to any losses, claims, damages, liabilities or expenses referred to therein, although otherwise applicable in accordance with the terms thereof, the Company, in lieu of indemnifying Stanger or such Indemnified Party, agrees that it shall contribute to the amount paid or payable by Stanger or such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (a) in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Party from the services rendered hereunder or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company on the one hand and of the Indemnified Party on the other, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include, subject to the limitations set forth in the preceding paragraphs of this Section 6, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions of this Section 6, Stanger and the Indemnified Parties, in the aggregate, shall not be required to contribute any amount in excess of the amount of fees received by Stanger and the Indemnified Parties under this Agreement.

          If any Stanger personnel are requested or required by the Company or any third party to testify in any proceeding related to the transactions contemplated by the Merger Agreement or Management Agreement or services provided by Stanger under this Agreement, provided Stanger is not ultimately found to have acted in a manner which constitutes gross negligence or willful misconduct, the Company agrees to compensate Stanger on a rate equal to its then customary hourly rate for such individual as a consultant and expert, for whatever time such individual devotes to any preparation, travel and testimony in which such individual is requested or required to participate, whether such individual appears as a witness or is named as a defendant. The Company also agrees promptly to reimburse Stanger for any and all reasonable out-of-pocket expenses incurred in connection therewith, including reasonable legal fees and disbursements, as and when they are reasonably incurred, subject to the agreement to repay such fees and disbursements as contemplated by the first paragraph of this section 6.

     7.   Services of Others:  Stanger may employ the services of others in
          ------------------
connection with providing the services described herein subject to the Company's consent, such consent not to be unreasonably withheld, and the Company agrees that such persons shall be entitled to the benefit of the indemnification and reimbursement provisions of this Agreement to the same extent as though such indemnification provisions had been entered into directly with such persons. In such events, Stanger shall notify the Company of the identity of such persons prior to their employment. Stanger shall be responsible for all payments made for such services unless previously agreed to in writing by the Company.

     8.   Miscellaneous:  This Agreement constitutes the entire agreement
          -------------
between the parties with respect to the subject matter hereof and thereof and the terms hereof and thereof shall not be waived, amended or modified in any respect except by written agreement, signed by the parties hereto. This Agreement shall inure to the benefit of and be binding upon Stanger and the Company and each of their respective successors and assigns, and any successor to the business of the Company (whether by merger, consolidation or acquisition of assets) shall assume the obligations of the Company in writing; provided, that no assignment of this Agreement or any rights hereunder shall be effective without the prior written consent of the parties hereto; and provided, further, that in each case, the assignee of the assets of the Company shall agree to be bound by all of the representations, warranties, covenants and agreements hereunder as if it were a party hereto and expressly assumes all of the obligations of the Company hereunder, including without limitation the obligations under Section 6 hereof. Nothing herein shall constitute any party as the agent or representative of any other party. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


IMPERIAL CREDIT COMMERCIAL              ROBERT A. STANGER & CO., INC.
MORTGAGE INVESTMENT CORP.

BY:  __________________________         BY: /s/ Kevin T. Gannon
            (signature)                     ------------------------------
                                            Kevin T. Gannon
                                            Managing Director
     __________________________
            (print name)


ITS: __________________________
               (title)
shall be responsible for all payments made for such services unless previously agreed to in writing by the Company.


     8.   Miscellaneous:  This Agreement constitutes the entire agreement
          -------------
between the parties with respect to the subject matter hereof and thereof and the terms hereof and thereof shall not be waived, amended or modified in any respect except by written agreement, signed by the parties hereto. This Agreement shall inure to the benefit of and be binding upon Stanger and the Company and each of their respective successors and assigns, and any successor to the business of the Company (whether by merger, consolidation or acquisition of assets) shall assume the obligations of the Company in writing; provided, that no assignment of this Agreement or any rights hereunder shall be effective without the prior written consent of the parties hereto; and provided, further, that in each case, the assignee of the assets of the Company shall agree to be bound by all of the representations, warranties, covenants and agreements hereunder as if it were a party hereto and expressly assumes all of the obligations of the Company hereunder, including without limitation the obligations under Section 6 hereof. Nothing herein shall constitute any party as the agent or representative of any other party. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


IMPERIAL CREDIT COMMERCIAL              ROBERT A. STANGER & CO., INC.
MORTGAGE INVESTMENT CORP.

BY: /s/ Joseph A. Jaconi                BY: /s/ Kevin T. Gannon
    -----------------------------           ---------------------------
          (signature)                           Kevin T. Gannon
                                                Managing Director
     Joseph A. Jaconi, Jr
     ----------------------------
          (print name)

ITS: Chairman Special Committee
     ----------------------------
          (title)

                                                                       Exhibit I
                                                                     Page 1 of 3

                              Information Request
                              -------------------

      Imperial Credit Commercial Mortgage Investment Corp. (the "Company")
      --------------------------------------------------------------------

1.   Copy of prospectus for initial public offering ("IPO") for the Company;

2.   Copy of the management agreement;

3.   Copy of organization documents for the Company
     (articles of incorporation, trust agreement, by-laws etc.);

4. Copy, as available, of SEC comment letters, NASD comment letters, Blue Sky comment letters and other regulatory comment letters, if any, and responses thereto relating to the IPO;

5. Copy, as available, of any memorandum, correspondence, analyses, "road show" materials, or other communication between the Company, underwriters for the initial public offering, the Board of Directors for the Company, management, legal counsel, financial advisors, tax counsel, independent accountants, consultants, investors or other persons relating to the terms of the management agreement or any part thereof from inception of the effort to initiate the IPO to August 6, 1999;

6. Copy, as available, of calculations of management fees paid since inception including: (i) basis of calculations; (ii) reconciliation of calculation to quarterly and annual financial statements of the Company; (iii) fee percentage; (iv) fee paid; and (v) date of payment;

7. Copy, as available, of any written document evidencing the above calculations (including officer's confirmation of such calculation) and communications thereof to Management or the Board of Directors;

8. Copy or description, as available, of any offers to acquire or merge with the Company received during the past three years including offers to purchase the Company's assets, offers to merge with the Company or similar transaction;

9. Copy of proposed merger agreement with Imperial Credit Industries, Inc. ("ICI");

10. Copies, as available, of correspondence, analyses or other information relating to negotiations of the merger agreement including, but not limited to, matters relating to the management agreement;

11. Copy, as available, of estimates prepared by the Board of Directors, Management, financial advisors, legal counsel, independent accountants or others relating to the termination fee pursuant to the Management Agreement and the Merger Agreement;

                                                                       Exhibit I
                                                                     Page 2 of 3

      Imperial Credit Commercial Mortgage Investment Corp. (the "Company")
      --------------------------------------------------------------------

12. Copy, as available, of reports, appraisals, or valuations of the termination fee provided for in the management agreement, including the report prepared, if any, by experts representing Imperial Credit Commercial Asset Management Corporation (the "Management Company");

13. Copy of any business plan, cash flow projection or other communications relating to the business plans (including terms of and amounts of management fees) of the Company prepared since inception of the effort to initiate the IPO to August 6, 1999;

14. Copy, as available, of any communications relating to the business plans (including estimates of management fees) for the Company, assuming that the proposed merger transaction is not consummated;

15. Estimates, as available, as prepared by management, the Board of Directors or their respective financial advisors, of the liquidation value of the Company;

16. Copy, as available, of any confidential memorandum, brochure or other materials prepared by management, the Board of Directors or their respective advisors relating to an effort to market the assets of, interest in or securities of the Company;

17. Copy, as available, of corporate and personnel organization chart for the Company;

18.  Copy of general correspondence to investors for 1997, 1998 and 1999;

19. Copy, as available, of 1999 and 2000 budget and reconciliation thereof, as available, to actual performance on a year to date basis;

20. Copy of any agreement to hire or retain a financial advisor or consultant by the Company or the Board of Directors in connection with the proposed Merger or the termination fee payable pursuant to the Management Agreement;

21. Copies, as available, of management reports, board reports, and other data which summarizes, as of the end of each quarter from inception to August 9, 1999: (i) the assets of the Company; (ii) financial performance of such assets; (iii) loan loss reserves; (iv) financial ratios; and (v) other financial data;

22. Copies, as available, of any compensation analysis, fee analysis, market study, comparison, fairness opinion or other analysis prepared by management, the Board of Directors, financial advisors legal advisors, accountants or consultants, which have been utilized as support for approval of the terms of the Management Agreement by the Board of Directors at any time from inception of the Company to August 9, 1999;

23. Copies of such other information as Stanger shall reasonably request from the Company;

                                                                       Exhibit I
                                                                     Page 2 of 3

      Imperial Credit Commercial Mortgage Investment Corp. (the "Company")
      --------------------------------------------------------------------

12. Copy, as available, of reports, appraisals, or valuations of the termination fee provided for in the management agreement, including the report prepared, if any, by experts representing Imperial Credit Commercial Asset Management Corporation (the "Management Company");

13. Copy of any business plan, cash flow projection or other communications relating to the business plans (including terms of and amounts of management fees) of the Company prepared since inception of the effort to initiate the IPO to August 6, 1999;

14. Copy, as available, of any communications relating to the business plans (including estimates of management fees) for the Company, assuming that the proposed merger transaction is not consummated;

15. Estimates, as available, as prepared by management, the Board of Directors or their respective financial advisors, of the liquidation value of the Company;

16. Copy, as available, of any confidential memorandum, brochure or other materials prepared by management, the Board of Directors or their respective advisors relating to an effort to market the assets of, interest in or securities of the Company;

17. Copy, as available, of corporate and personnel organization chart for the Company;

18.  Copy of general correspondence to investors for 1997, 1998 and 1999;

19. Copy, as available, of 1999 and 2000 budget and reconciliation thereof, as available, to actual performance on a year to date basis;

20. Copy of any agreement to hire or retain a financial advisor or consultant by the Company or the Board of Directors in connection with the proposed Merger or the termination fee payable pursuant to the Management Agreement;

21. Copies, as available, of management reports, board reports, and other data which summarizes, as of the end of each quarter from inception to August 9, 1999: (i) the assets of the Company; (ii) financial performance of such assets; (iii) loan loss reserves; (iv) financial ratios; and (v) other financial data;

22. Copies, as available, of any compensation analysis, fee analysis, market study, comparison, fairness opinion or other analysis prepared by management, the Board of Directors, financial advisors legal advisors, accountants or consultants, which have been utilized as support for approval of the terms of the Management Agreement by the Board of Directors at any time from inception of the Company to August 9, 1999;

23. Copies of such other information as Stanger shall reasonably request from the Company;

                                                                       Exhibit I
                                                                     Page 3 of 3

  Imperial Credit Commercial Asset Management Corp. (the "Management Company")
  ----------------------------------------------------------------------------

24. Copy of audited, as available, or unaudited financial statements for 1997, 1998 and year-to-date 1999;

25. Copy, as available, of budgeted operating statements for the Management Company for 1999 and 2000;

26. Copy, as available, of any business plan for the Management Company prepared from inception to August 9, 1999;

27. Copy, as available, of corporate and personnel organization chart for the Management Company;

28. Copy of organization documents for the Management Company including articles of incorporation and by-laws;

29. Schedule of management fees received by the Management Company from inception to August 9, 1999 for the Company and a reconciliation of such fees to the revenues reflected in the Management Company's financial statements;

30.  Copy, as available, of resumes on each key employee;

31. Schedule of compensation to each employee for 1997, 1998 and 1999 including any bonus amounts or other compensation;

32. Copy, as available, of any employment agreement for any key employee of the Management Company;

33. Schedule indicating ownership by person of debt or equity securities of the Management Company, including any options, grants, awards or prospective awards in contemplation of the proposed merger transaction;

34. Copy, as available, of any offers to purchase or otherwise acquire the Management Company;

35. Copy, as available, of any correspondence, memorandum, analysis or other information relating to the value of the Management Company, management contracts or the termination fee, prepared by Management of the Management Company or its advisors;

36. Copy, as available, of any communications between the Management Company, the Company, the Board of Directors, underwriters, financial advisors, accountants or others relating to the terms of the Management agreement from inception to August 9, 1999.

                            [PICTURE APPEARS HERE]

                         ROBERT A. STANGER & CO., INC.

                                                                     Real Estate

                                                              Investment Banking

-------------------------------------------------------------------------------
[PHOTO OF ROBERT A. STANGER APPEARS HERE]

ROBERT A. STANGER
CHAIRMAN

"WE HAVE MAINTAINED OUR PREEMINENT POSITION THROUGH DEDICATION TO EXCELLENCE AND OUR ABILITY TO REACT TO CHANGING MARKET FORCES."

Robert A. Stanger & Co., founded in 1978, is a nationally recognized real estate investment banking firm with three basic foundations -- a keen understanding of the fundamentals of real estate, sophisticated knowledge of the public real estate securities markets, and an experienced, imaginative professional staff dedicated to providing the highest level of client service. The result is that Stanger is known as a leading advisor in the business of securitizing real estate equity.

     Experience comes easily when you specialize, develop a national client base, and perform for your clients. Stanger has been involved in a greater number and greater dollar value of real estate consolidation transactions than any other firm. With experience comes a keen understanding of the nuances of transactions and negotiations. A significant additional benefit is having a database of REIT formation transactions which are often not illuminated in the initial offering prospectus.

     Teamwork is the key to the best execution of a client assignment. Each team consists of a managing director, a senior financial analyst, and members of their support staff. The managing directors meet regularly and constitute the firm's investment committee which decides on accepting assignments, on executing the proper approach for assignments, and on setting our fees for services. The investment committee periodically reviews assignments in progress as well as at conclusion prior to delivery of the final work product or the firm's opinion. The client is assured the full attention of the most senior and experienced professionals at Stanger.

     Our business comes almost entirely from long-standing client relationships and referrals. This fact is the best testament to our creativity and effectiveness and speaks volumes about our commitment to achieving client goals.


[PHOTO APPEARS HERE]

-------------------------------------------------------------------------------

INVESTMENT BANKING SERVICES

                             [PHOTO APPEARS HERE]

     We provide three main services in support of our client base:

     .  providing fairness opinions in consolidation and merger transactions,

     . selling or merging property portfolios, often to publicly traded real estate companies, and,

     .  arranging financings for real estate operating companies.

     For a listing of our recent clients, property asset classes, and transactions, please refer to the materials included with this brochure.

Fairness Opinions

     Stanger is nationally recognized as the leading provider of fairness opinions in real estate consolidations, mergers and reorganizations. Such opinions are typically prepared in the formation transaction stage before an initial public offering of a REIT. Prerequisites of providing the opinion are a fundamental knowledge of the real estate, regulatory standards, industry practices, management company valuation and allocation methodologies. Two principal skills are the ability of the opinion provider (i) to deal effectively and efficiently with other "experts" involved in the transaction, including the attorneys, and (ii) to deliver the final work product according to frequently demanding time schedules.

                             [PHOTO APPEARS HERE]

Portfolio Sales and Merger

     Stanger has represented numerous clients in the sale of real estate portfolios to, or in the merger of, real estate operating companies with pub-

                             [PHOTO APPEARS HERE]
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"At Stanger, we encourage debate and diverse opinions on client assignment. We often find the problem we are first asked to solve is not the one that needs the real solution."

[PHOTO APPEARS HERE]

???? traded real estate companies. In addition to fundamental real estate analytical skills, the key skill required is a thorough understanding of real estate capital markets and security analytical techniques. Presenting the transaction in terms of the buyer's securities, not traditional real estate values, is a requirement. The ability to deal with multiple potential buyers to maximize value is an important skill. Stanger also has substantial experience in structuring tax-deferred transactions, negotiating the terms of contribution agreements, and evaluating the securities to be received in an exchange transaction and diversification alternatives.

Arranging Financing

     In recent years, a significant pool of capital (often referred to as "venture capital") has become available for investment directly in real estate operating companies. Stanger has represented clients seeking corporate investors, joint venture partners, and reorganization partners. We are familiar with capital sources and transaction terms. We assist the client in preparing the offering memorandum, the forward business plan, the corporate pro formas and the investor's due diligence package, as well as in leading negotiations for a successful private placement.

[PHOTOS APPEARS HERE]

The Stanger Approach to the Fundamentals

[PHOTO OF KEITH D. ALLAIRE APPEARS HERE]

KEITH D. ALLAIRE MANAGING DIRECTOR

"COMBINING REAL ESTATE ANALYSIS AND KNOWLEDGE OF THE RELEVANT REAL ESTATE CAPITAL MARKETS ENABLES US TO PROVIDE CLIENTS WITH THE BEST EXECUTION OF THE TRANSACTION."

Transaction Level Analysis

At Stanger, we have developed a second level approach to transactions. We call this process our "Transaction Level Analysis." In client assignments where a sale to, creation of, or merger with, a publicly traded real estate company is a probability, the Transaction Level Analysis provides significant value.

     First, we identify the comparables in the public market. We then create a summary of comparable property portfolio acquisitions with an emphasis on capitalization rates prevailing in similar transactions. After identifying potential public and private buyers or capital partners and narrowing down the likely prospects for the transaction, Stanger analyzes each prospect in terms of growth rates, multiples of funds from operations and funds available for distribution, general and administrative costs, property management costs, cost of capital, etc. The objective is to see how the proposed transaction will affect the prospect in terms of growth, incremental earnings (accretion), real estate market and management synergy, among many other factors. The result is a good feel as to the value of our client's assets to the acquiror. In today's markets, the transaction price with a publicly traded real estate company can be higher than the private market value of real estate, and capital markets savvy is the key to maximizing value for our clients.

[PHOTO OF KEVIN T. GANNON APPEARS HERE]

KEVIN T. GANNON
MANAGING DIRECTOR

"Our on the ground fundamental knowledge of real estate and real estate analysis are the foundation of our investment banking services."

Property Level Analysis

All real estate securitization transactions begin at Stanger with our gaining a comprehensive knowledge of our client's properties. We call this process our "Property Level Analysis." Stanger personnel are "on the ground" at each asset and, through typical real estate appraisal techniques, develop our own twelve-month-forward operating budget and ten-year projection for a discounted cash flow analysis. Demographics, market analysis, and lease analysis are key factors.

     Then, Stanger reviews client pro formas and projections with special attention to non-recurring items, the treatment of capital expenditures, repairs and maintenance assumptions, tenant improvements and leasing commissions, lease turnovers and re-lease rates. We generate a "normalized" pro forma and projections for purposes of creating the placement document which is provided to the prospect who may be a buyer, merger candidate, lender or joint venture partner. In real estate equity securitizations, our usual financial presentation fits the format suitable for 8-K historic financials, especially when dealing with publicly traded real estate acquirors.

     Property value estimation is based on direct capitalization and discounted cash flow methods calculated on both a free-and-clear and leveraged basis. Sales comparable data and actual transaction prices from individual property and bulk portfolio sales are also developed as available and appropriate.

     In connection with mergers, sales of property, and financings over the past five years, Stanger has valued more than $20 billion of real estate assets, including office, industrial, apartment, mini-storage, retail, hotel, assisted living, and subsidized housing.

Other Services

In addition, Stanger provides a number of ancillary services including appraisal, management company valuation, financial advisory and litigation support.

                            [PICTURE APPEARS HERE]

[PHOTO OF MICHELE P. DAMEN APPEARS HERE]

MICHELE P. DAMEN
VICE PRESIDENT

"Tens of billions of dollars of partnership securities are held in brokerage firm customer accounts. Our database identifies them and our company values them."

Partnership Database and Valuation Services

Robert A. Stanger & Co.'s top-flight team specializes in partnership securities analysis. Over the years, we have developed the nation's most detailed partnership investment databases and have pioneered sophisticated techniques of partnership valuation. Services provided include:

     . Centralized data collection and maintenance of partnership fair market values and unrelated business taxable income on behalf of trustees/custodians of IRA accounts to facilitate their compliance with customer and IRS reporting requirements.

     . Independent valuations of partnership securities based on analysis of partnership financial statements and structures.

     . Database directories, information and procedures to facilitate the efficient administration, transfer, and clearing of publicly registered partnerships securities.

     . Tracking and analysis of partnership products traded in secondary markets.

In addition, we publish The Stanger Report, a periodical which profiles and rates all publicly registered partnerships securities. Included in The Report are an extensive listing of partnership secondary market prices and a listing of the primary market makers.

                                                                     Biographies
--------------------------------------------------------------------------------

 [PICTURE OF KEVIN T. GANNON, ROBERT A. STANGER, AND KEITH D. ALLAIRE APPEARS
                                     HERE]

Left to right Kevin T. Gannon, Robert A. Stanger, and Keith D. Allaire

Robert A. Stanger, Chairman, is recognized as one of the nation's leading experts on partnership investment and the formation of REITs.

     Before founding Robert A. Stanger & Co. in 1978, Mr. Stanger spent 17 years on Wall Street as an investment banker specializing in real estate securities. He was Vice President at Merrill Lynch and prior thereto, First Vice President at White, Weld & Co. He is a member of the New York Society of Security Analysts, a founder of the Investment Program Association, and a director of Citizens Utilities, a diversified utility company, Electric Lightwave, a telecommunications company and Callon Petroleum, an oil and gas exploration company. Mr. Stanger is a 1961 graduate of Princeton University, with a bachelors degree in Economics.

Keith D. Allaire, Managing Director, heads Robert A. Stanger & Co.'s Financial Advisory Services Group and directs investment banking, fairness opinion and litigation support assignments. Mr. Allaire has been the lead banker on real estate consolidation and M&A assignments involving over $8 billion of assets. Among his public clients for such transactions are Cabot Industrial Trust, Carey Diversified, Lexington Corporate Properties, Post Properties, Shurgard Storage Centers, AMLI Realty, American Retirement Villas, The Related Companies, Winthrop Financial Associates, and numerous entities affiliated with Public Storage, Inc.

     Mr. Allaire is a 1969 graduate of Trinity College, with a bachelors degree in Mathematics. He then attended Cornell University's Graduate School of Business and Public Administration. He was an RCA Science Scholar, a James Lippincott Goodwin Fellow, and a Cornell University Graduate Fellow. Mr. Allaire holds an M.B.A. in finance from Fairleigh Dickinson University and is a Certified Financial Planner.

     Kevin T. Gannon, Managing Director, directs Robert A. Stanger & Co.'s Mergers and Acquisitions activities. Mr. Gannon has been the lead banker on real estate consolidation and M & A transactions involving over $8 billion in real estate and management company assets. Among his public clients for such transactions are Apartment Investment & Management Group, Charles E. Smith Realty Group, Corporate Office Properties Trust, Glenborough Realty Trust, and Municipal Mortgage & Equity, LLC. Mr. Gannon has also been active in the analysis and evaluation of corporate and partnership investments in real estate, oil and gas, equipment leasing, agriculture, biotechnology, and food processing.

     Prior to joining Stanger he was a manager with Deloitte Haskins & Sells, an international accounting firm. Mr. Gannon is a 1978 graduate of Rutgers University, with a bachelor's degree in Accounting and a member of Phi Beta Kappa. He is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

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                      Robert A. Stanger & Co., Inc.
              ================================================

                                       1129 Broad Street
                                  Shrewsbury, New Jersey 07702
              Kevin T. Gannon            (732)389-3600
              Managing Director       FAX: (732)389-1751